AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of

November 4, 2024

among

XHR LP

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A.,
KEYBANK NATIONAL ASSOCIATION,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
PNC BANK, NATIONAL ASSOCIATION and REGIONS BANK,
as Co-Syndication Agents

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Sustainability Structuring Agent

___________________________

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC.,
KEYBANC CAPITAL MARKETS, INC., FIFTH THIRD BANK,
NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC, and
REGIONS CAPITAL MARKETS,
as Joint Bookrunners and Joint Lead Arrangers

Page

ARTICLE I DEFINITIONS    1
SECTION 1.01    Defined Terms...    1
SECTION 1.02    Classification of Loans and Borrowings    42
SECTION 1.03    Terms Generally    42
SECTION 1.04    Accounting Terms; GAAP; Pro Forma Calculations    42
SECTION 1.05    Interest Rates; Benchmark Notification    43
SECTION 1.06    Letter of Credit Amounts    44
SECTION 1.07    Divisions    44
ARTICLE II THE CREDITS    44
SECTION 2.01    Commitments    44
SECTION 2.02    Loans and Borrowings    45
SECTION 2.03    Requests for Borrowings    46
SECTION 2.04    Incremental Facilities.    47
SECTION 2.05    [Reserved]    50
SECTION 2.06    Letters of Credit.    50
SECTION 2.07    Funding of Borrowings    56
SECTION 2.08    Interest Elections    57
SECTION 2.09    Termination and Reduction of Commitments    58
SECTION 2.10    Repayment of Loans; Evidence of Debt    59
SECTION 2.11    Prepayment of Loans    60
SECTION 2.12    Fees    60
SECTION 2.13    Interest    62
SECTION 2.14    Alternate Rate of Interest    62
SECTION 2.15    Increased Costs    65
SECTION 2.16    Break Funding Payments    66
SECTION 2.17    Taxes.    67
SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    71
SECTION 2.19    Mitigation Obligations; Replacement of Lenders    73
SECTION 2.20    Defaulting Lenders.    74
SECTION 2.21    Extension of Maturity Dates    76
SECTION 2.22    Sustainability Targets    77
ARTICLE III REPRESENTATIONS AND WARRANTIES    78
SECTION 3.01    Organization; Powers    79
SECTION 3.02    Authorization; Enforceability    79
SECTION 3.03    Governmental Approvals; No Conflicts    79
SECTION 3.04    Financial Condition; No Material Adverse Effect    79
SECTION 3.05    Properties    80
SECTION 3.06    Litigation and Environmental Matters    80

-i-

(continued)
Page

SECTION 3.07    Compliance with Laws and Agreements    81
SECTION 3.08    Investment Company Status    81
SECTION 3.09    Taxes    81
SECTION 3.10    ERISA    81
SECTION 3.11    Disclosure    81
SECTION 3.12    Anti-Corruption Laws and Sanctions    82
SECTION 3.13    Federal Reserve Board Regulations    82
SECTION 3.14    Subsidiaries    82
SECTION 3.15    Solvency    82
SECTION 3.16    REIT Status    82
SECTION 3.17    Insurance    82
SECTION 3.18    Affected Financial Institutions    83
ARTICLE IV CONDITIONS    83
SECTION 4.01    Effective Date    83
SECTION 4.02    Each Credit Event    85
ARTICLE V AFFIRMATIVE COVENANTS    85
SECTION 5.01    Financial Statements; Ratings Change and Other Information    85
SECTION 5.02    Notices of Material Events    87
SECTION 5.03    Existence; Conduct of Business; REIT Status; Stock Listing    87
SECTION 5.04    Payment of Obligations    88
SECTION 5.05    Maintenance of Properties; Insurance    88
SECTION 5.06    Books and Records; Inspection Rights    88
SECTION 5.07    Compliance with Laws    88
SECTION 5.08    Use of Proceeds and Letters of Credit    88
SECTION 5.09    Accuracy of Information    89
SECTION 5.10    Notices of Asset Sales, Encumbrances or Dispositions    89
SECTION 5.11    Additional Guarantors; Additional Unencumbered Properties; Further Assurances    90
SECTION 5.12    Releases of Guaranties    91
ARTICLE VI NEGATIVE COVENANTS    91
SECTION 6.01    Indebtedness    91
SECTION 6.02    Liens    92
SECTION 6.03    Fundamental Changes; Changes in Business; Asset Sales    92
SECTION 6.04    [Reserved].    93
SECTION 6.05    Swap Agreements    93
SECTION 6.06    Restricted Payments    93
SECTION 6.07    Transactions with Affiliates    93

-ii-

(continued)
Page

SECTION 6.08    [Reserved]    93
SECTION 6.09    Sale and Leaseback    94
SECTION 6.10    Changes in Fiscal Periods    94
SECTION 6.11    Payments and Modifications of Subordinate Debt    94
SECTION 6.12    Financial Covenants    94
ARTICLE VII EVENTS OF DEFAULT    95
ARTICLE VIII THE ADMINISTRATIVE AGENT    98
SECTION 8.01    Authorization and Action    98
SECTION 8.02    Administrative Agent’s Reliance, Limitation of Liability, Etc    101
SECTION 8.03    The Administrative Agent Individually    103
SECTION 8.04    Successor Administrative Agent    103
SECTION 8.05    Acknowledgements of Lenders and Issuing Banks    104
SECTION 8.06    Certain ERISA Matters    106
ARTICLE IX MISCELLANEOUS    108
SECTION 9.01    Notices    108
SECTION 9.02    Waivers; Amendments    112
SECTION 9.03    Expenses; Indemnity; Damage Waiver    113
SECTION 9.04    Successors and Assigns    116
SECTION 9.05    Survival    120
SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution    121
SECTION 9.07    Severability    122
SECTION 9.08    Right of Setoff    122
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process 123
SECTION 9.10    WAIVER OF JURY TRIAL    123
SECTION 9.11    Headings    124
SECTION 9.12    Confidentiality    124
SECTION 9.13    Material Non-Public Information.    125
SECTION 9.14    Authorization to Distribute Certain Materials to Public-Siders.    125
SECTION 9.15    Interest Rate Limitation    126
SECTION 9.16    USA PATRIOT Act    126
SECTION 9.17    No Advisory or Fiduciary Responsibility    126
SECTION 9.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    127
SECTION 9.19    Acknowledgement Regarding Any Supported QFCs.    128
SECTION 9.20    Transitional Arrangements    129

-iii-

SCHEDULES:
Schedule EGL -- Eligible Ground Leases
Schedule ES -- Excluded Subsidiaries
Schedule 2.01A -- Lenders; Commitments
Schedule 2.01C -- Issuing Banks; Letter of Credit Commitments
Schedule 2.06-- Existing Letters of Credit
Schedule 3.05 -- Unencumbered Properties
Schedule 3.06 -- Disclosed Matters
Schedule 3.14 -- Subsidiaries
Schedule 6.02 -- Existing Liens
EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B – [Reserved]
Exhibit C-1 -- Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-2 -- Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-3 -- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-4 -- Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-1 -- Form of Revolving Loan Note
Exhibit D-2 -- Form of Term Loan Note
Exhibit E -- Form of Compliance Certificate

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”) dated as of November 4, 2024, among XHR LP, a Delaware limited partnership, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
WHEREAS, the Borrower, the Administrative Agent and certain of the Lenders are parties to the Existing Credit Agreement;
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend and restate the Existing Credit Agreement to, among other things, extend the maturity dates thereunder and to add the Additional Term Loan Commitments set forth in this Agreement;
WHEREAS, the Administrative Agent and the Lenders party hereto are willing to so amend and restate the Existing Credit Agreement on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:
ARTICLE I

DEFINITIONS

SECTION 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Additional Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Additional Term Loans hereunder. The initial amount of each Lender’s Additional Term Loan Commitment is set forth on Schedule 2.01A. The initial aggregate amount of the Additional Term Loan Commitments as of the Effective Date is $100,000,000.
“Additional Term Loan Commitment Period” means the period from and including the Effective Date to and including the Additional Term Loan Commitment Expiry Date.
“Additional Term Loan Commitment Expiry Date” means the earliest to occur of (a) the date on which the aggregate principal amount of Borrowings of Additional Term Loans equals the initial aggregate amount of the Additional Term Loan Commitments as of the Effective Date, (b) the date on which the aggregate Additional Term Loan Commitments are terminated or permanently reduced to zero pursuant to this Agreement and (c) February 4, 2025.

“Additional Term Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Additional Term Loans.
“Additional Term Loan Facility” means the Additional Term Loan Commitments and the Additional Term Loans.
“Additional Term Loan Lender” means a Lender having an Additional Term Loan Commitment and/or holding any Additional Term Loans.
“Additional Term Loan Maturity Date” means November 3, 2028, subject to extension as provided in Section 2.21.
“Additional Term Loans” is defined in Section 2.01(b).
“Adjusted Daily Effective SOFR” means an interest rate per annum equal to (a) the Daily Effective SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Effective SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Net Operating Income” means, for any fiscal period for any Real Estate Asset, (a) the Net Operating Income (or proportionate share of Net Operating Income from a Real Estate Asset owned jointly by an Investment Affiliate) from such Real Estate Asset minus (b) a reserve for capital expenditures and replacements equal to four percent (4%) of the annual gross revenues for such Real Estate Asset (or proportionate share of such reserve for a Real Estate Asset owned by an Investment Affiliate).
“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Party” has the meaning assigned to it in Section 9.01(d).

“Agent-Related Person” has the meaning assigned to it in Section 9.03(c).
“Agreement” has the meaning assigned to it in the recitals.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to it in Section 9.06(c).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company, the Borrower or any of its Affiliates from time to time concerning or relating to money laundering, bribery or corruption.
“Applicable Credit Rating” means a rating assigned to the Company’s Index Debt by Moody’s, S&P or Fitch.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Credit Exposures, Initial Term Loan Exposures, Additional Term Loan Exposures and unused Commitments represented by such Lender’s Revolving Credit Exposures, Initial Term Loan Exposures, Additional Term Loan Exposures and unused Commitments.
“Applicable Rate” means, for any day, with respect to any ABR Loan, RFR Loan, or Term Benchmark Loan, the applicable rate per annum determined as set forth below.
(a)    From and after the Effective Date, the “Term Benchmark/RFR - Applicable Rate” or the “ABR - Applicable Rate”, as the case may be, applicable to Revolving Credit Loans shall be determined by the range into which the Leverage Ratio falls in the table below:

RATIO LEVEL	LEVERAGE RATIO	TERM BENCHMARK/RFR - APPLICABLE RATE	ABR- APPLICABLE RATE
Level I	< 4.0 to 1.0	1.45%	0.45%
Level II	> 4.0 to 1.0 and < 4.5 to 1.0	1.60%	0.60%
Level III	> 4.5 to 1.0 and < 5.0 to 1.0	1.65%	0.65%
Level IV	> 5.0 to 1.0 and < 5.5 to 1.0	1.80%	0.80%
Level V	> 5.5 to 1.0 and < 6.0 to 1.0	1.95%	0.95%
Level VI	> 6.0 to 1.0 and < 6.5 to 1.0	2.25%	1.25%
Level VII	> 6.5 to 1.0 and < 7.0 to 1.0	2.50%	1.50%
Level VIII	> 7.0 to 1.0	2.75%	1.75%

(b)    From and after the Effective Date, the “Term Benchmark/RFR - Applicable Rate” or the “ABR - Applicable Rate”, as the case may be, applicable to Term Loans shall be determined by the range into which the Leverage Ratio falls in the table below:

RATIO LEVEL	LEVERAGE RATIO	TERM BENCHMARK/RFR - APPLICABLE RATE	ABR- APPLICABLE RATE
Level I	< 4.0 to 1.0	1.45%	0.45%
Level II	> 4.0 to 1.0 and < 4.5 to 1.0	1.60%	0.60%
Level III	> 4.5 to 1.0 and < 5.0 to 1.0	1.65%	0.65%
Level IV	> 5.0 to 1.0 and < 5.5 to 1.0	1.80%	0.80%
Level V	> 5.5 to 1.0 and < 6.0 to 1.0	1.95%	0.95%
Level VI	> 6.0 to 1.0 and <6.5 to 1.0	2.25%	1.25%
Level VII	> 6.5 to 1.0 and < 7.0 to 1.0	2.50%	1.50%
Level VIII	> 7.0 to 1.0	2.75%	1.75%

For purposes of this definition, any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the third Business Day immediately following the date a compliance certificate is delivered in accordance with Section 5.01(d); provided, however, that if such compliance certificate is not delivered in accordance with Section 5.01(d) and has not been delivered within thirty (30) days after notice from the Administrative Agent or the Required Lenders to the Borrower notifying the Borrower of the failure to deliver such compliance certificate on the date when due in accordance with Section 5.01(d), then the Applicable Rate shall be the percentage that would apply to the Level VIII Ratio and it shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered and shall remain in effect until such compliance certificate is delivered. The Applicable Rate from the Effective Date until the delivery of the compliance certificate for the fiscal quarter ending September 30, 2024 shall be based on Level IV.
If at any time the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.
“Approved Borrower Portal” has the meaning assigned to it in Section 9.01(e).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an

Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Authorized Officer” means any of the Chief Executive Officer, President, Financial Officer or General Counsel of any of (i) the Company, (ii) the Borrower or (iii) the general partner of the Borrower.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.
“Availability Period” means, with respect to any Revolving Commitments, the period from and including the Effective Date to but excluding the earlier of (i) the Revolving Maturity Date applicable to such Revolving Commitments and (ii) the date of termination of such Revolving Commitments.
“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Credit Exposure then outstanding.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Effective SOFR and (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Effective SOFR or the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means XHR LP, a Delaware limited partnership.
“Borrowing” means Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be, in relation to Loans referencing the Adjusted Term SOFR Rate or the Adjusted Daily Effective SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or the Adjusted Daily Effective SOFR or any other dealings of such Loans referencing the Adjusted Term SOFR Rate or the Adjusted Daily Effective SOFR, any such day that is only a U.S. Government Securities Business Day.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Markets Indebtedness” means any Indebtedness (including guarantees thereof) pursuant to any debt capital markets transaction (other than convertible debt securities), including any issuance of one or more series of secured or unsecured notes pursuant to public or 144a private placements or other substantially similar placements of Indebtedness; provided that such Indebtedness (i) shall be either (x) unsecured or (y) secured only by the same collateral that secures the Obligations on a pari passu or junior basis and subject to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent or, in the case of junior lien Permitted Capital Markets Indebtedness, a customary junior lien intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, and (ii) shall have no guarantors or obligors other than the Guarantors and the Borrower party to the Loan Documents.
“Capitalization Rate” means 7.25%.
“Capitalized Loan Fees” means, with respect to any Person, and with respect to any period, any upfront, closing or similar fees paid in connection with the incurrence or refinancing of Indebtedness during such period that are capitalized on the balance sheet of such Person.

“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of issuance and having, at the time of the acquisition thereof, a rating of at least A1 from S&P or at least P1 from Moody’s;
(c)    investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(d)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(e)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(f)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Change in Control” means: (a) for any reason whatsoever any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) shall beneficially own a percentage of the then outstanding Equity Interests of the Company having the power, directly or indirectly, to vote for the election of directors (or their equivalent) of the Company (“Voting Equity Interests”) that is more than 35% of the outstanding Voting Equity Interests of the Company; or any “person” or “group” otherwise acquires the power to direct, directly or indirectly, the management or policies of the Company; or (b) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (c) the Company or a Wholly-Owned Subsidiary of the Company shall cease to be the sole general partner of the Borrower; or (d) the Company shall cease to directly or indirectly own at least 70% of the limited partnership interests in the Borrower.
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date such Lender or Issuing Bank became a party to this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans, Additional Term Loans or New Term Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, its Revolving Commitment, its Initial Term Loan Commitment and/or its Additional Term Loan Commitment, as the context may require.
“Commitment Fee Rate” means, to the extent in effect as calculated on a daily basis, for any calendar quarter (a) 0.30% per annum, if the average daily Revolving Commitment Utilization Percentage for such quarter is less than 50%, and (b) 0.20% per annum, if the average daily Revolving Commitment Utilization Percentage for such quarter is greater than or equal to 50%.
“Communications” has the meaning assigned to it in Section 9.01(d).
“Company” means Xenia Hotels & Resorts, Inc., a Maryland corporation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means for any period, without duplication, an amount equal to the net income or loss of the Company, the Borrower and their subsidiaries on a consolidated basis determined in accordance with GAAP (excluding losses attributable to the sale or other disposition of assets and the adjustment for so-called “straight-line rent accounting”) for such period plus (x) the following to the extent deducted in computing such consolidated net income or loss for such period: (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization for such period, (iv) other non-cash charges for such period and non-recurring cash charges for such period, (v) acquisition costs of the Borrower and its subsidiaries for such period in an aggregate amount of up to $5,000,000 in any fiscal year of the Borrower and (vi) all losses attributable to the sale or other disposition of assets in such period, and minus (y) to the extent included in computing such consolidated net income or loss for such period, all gains attributable to the sale or other disposition of assets or debt restructurings in such period, all of the foregoing as adjusted to include the pro rata share of the Company, the Borrower and their subsidiaries on a consolidated basis of the net income or loss of all Investment Affiliates for such period, determined and adjusted in the same manner as provided above in this definition with respect to the net income or loss of the Company, the Borrower and their subsidiaries on a consolidated basis.
“Consolidated Fixed Charges” means, for any period, without duplication, the sum of (a) Consolidated Interest Expense for such period, plus (b) the aggregate amount of scheduled principal payments attributable to Total Indebtedness (excluding optional prepayments and scheduled principal payments due on maturity of any such Indebtedness) required to be made during such period by the Company, the Borrower or any of their consolidated subsidiaries, plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which the Company, the Borrower or any of their subsidiaries is liable and (y) the pro rata share of the Company, the Borrower and such subsidiaries on a consolidated basis of such Investment Affiliate, plus (d) dividends on the Company’s preferred stock required to be made during such period pursuant to the Company’s organizational documents.
“Consolidated Interest Expense” means, for any period for the Company, the Borrower and their subsidiaries, the sum (without duplication) for such period of: (i) total interest expense, whether paid or accrued, of the Company, the Borrower and such subsidiaries, including, to the extent not capitalized, fees payable in connection with this Agreement and other Indebtedness permitted by this Agreement, charges in respect of letters of credit and the portion of any Capital Lease Obligations allocable to interest expense, including the Company’s, the Borrower’s and such subsidiaries’ share of interest expenses in Joint Ventures but excluding amortization or write-off of debt discount and expense, (ii) amortization of costs related to interest rate protection contracts and rate buydowns, (iii) capitalized interest, (iv) amortization of Capitalized Loan Fees of the Company, the Borrower and such subsidiaries, (v) interest incurred on any liability or obligation that constitutes a Contingent Obligation of the Company and such subsidiaries and (vi) to the extent not included in clauses (i), (ii), (iii), (iv) and (v) each of the Company’s, the Borrower’s and such subsidiaries’ pro rata share of all interest expense and other amounts of the type referred to in such clauses of any Investment Affiliate.
“Consolidated Tangible Net Worth” means, at any date of determination, (i) Total Asset Value minus (ii) Total Indebtedness.
“Contingent Obligations” means, as to any Person, without duplication, (a) any contingent obligation of such Person required to be included in such Person’s balance sheet in accordance with GAAP, and (b) any obligation required to be included in the disclosure contained in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any Nonrecourse Indebtedness, lease, dividend or other obligation, exclusive of (i) contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non-monetary obligations (other than guarantees of completion), in each case under clauses (i) and (ii) which have not yet been called on or monetized, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (b) above in this definition shall be deemed to be (A) with respect to a guaranty of interest, interest and principal, or operating income, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (x) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (B) with respect to all guarantees not covered by the preceding clause (A), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as recorded on the balance sheet and in the footnotes to the most recent financial statements required to be delivered pursuant to Sections 5.01(a) and 5.01(b). Notwithstanding anything contained herein to the contrary, guarantees of completion or other performance shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion or other performance shall be deemed to be a Contingent Obligation in an amount equal to the maximum reasonable anticipated liability in respect of any such claim. Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is Recourse Indebtedness, directly or indirectly to such Person or any of its Subsidiaries), the amount of such guaranty shall be deemed to be 100% thereof unless and only to the extent that (i) such other Person has delivered cash or Cash Equivalents to secure all or any part of such Person’s obligations under such joint and several guaranty (in which case the amount of such guaranty shall be reduced by the amount of such cash or Cash Equivalents) or (ii) such other Person holds an Investment Grade Rating from any of Fitch, Moody’s or S&P, or has creditworthiness otherwise reasonably acceptable to the Administrative Agent (in which case the amount of such guaranty shall be zero), and (2) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Facility Indebtedness” means any Indebtedness (including guarantees thereof) pursuant to any term loan or revolving credit facility; provided that such Indebtedness (i) shall be either (x) unsecured or (y) secured only by the same collateral that secures the Obligations on a pari passu or junior basis and subject to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent or, in the case of junior lien Credit Facility Indebtedness, a customary junior lien intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, and (ii) shall have no guarantors or obligors other than the Guarantors and the Borrower party to the Loan Documents.
“Credit Party” means the Administrative Agent, each Issuing Bank, or any other Lender.
“Daily Effective SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for such SOFR Rate Day (such day, the “SOFR Determination Date”) (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Effective SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Effective SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both as specified in Article VII would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Development Property” means a Real Estate Asset owned by the Borrower or one of its Subsidiaries on which the construction or redevelopment of a hotel or other hospitality property has commenced, other than any Real Estate Asset with respect to which any interruption of construction or redevelopment has lasted for more than one hundred and twenty (120) consecutive days and is then continuing. Such Real Estate Asset shall be treated as a Development Property until construction is completed and a certificate of occupancy (or its equivalent in the applicable jurisdiction) has been issued.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests which are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of, a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the latest Maturity Date; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of the Company or its direct or indirect subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” has the meaning assigned to such term in the definition of “Ineligible Institution”.
“Distressed Mortgage Note” has the meaning assigned to such term in the definition of “Total Asset Value”.
“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).
“dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which is November 4, 2024.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of their respective Related Persons or any other Person, providing for access to data protected by passcodes or other security systems and chosen by the Administrative Agent to be its electronic transmission system.
“Eligible Assignee” means (i) a Lender (other than a Defaulting Lender) or any Affiliate or Approved Fund thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Administrative Agent. For the avoidance of doubt, no Ineligible Institution is an Eligible Assignee and any Disqualified Institution is subject to Section 9.04(e).

“Eligible Ground Lease” means each ground lease that would constitute a financeable ground lease on customary terms to a prudent institutional lender in the business of making commercial real estate loans (it being acknowledged and agreed that any Permitted Transfer Restrictions within a ground lease shall not cause such ground lease to be considered not financeable) and having a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 35 years from the Effective Date (or, in the case of a shorter term, the leasehold interest of the lessee reverts to a fee interest of such lessee at the end of such term). The Eligible Ground Leases as of the Effective Date are listed on Schedule EGL.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equity Value” means, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, with respect to any Real Estate Asset of the Borrower or any of its Subsidiaries (or the Borrower’s or its Subsidiary’s pro-rata share thereof, for any Real Estate Assets that are not wholly-owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower), the sum of (a) the undepreciated book value, after any impairments, of such Real Estate Asset minus (b) the then outstanding principal amount of Indebtedness secured by a Lien on such Real Estate Asset, if any.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of such minimum funding standards, with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in critical or endangered status, or insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the imposition of a Lien under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate or the notification to the Borrower or any ERISA Affiliate that such a Lien will be imposed on account of any Plan or Multiemployer Plan; or (i) the failure by the Borrower or any ERISA Affiliate to make a required contribution to any Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Subsidiaries” means the Subsidiaries of the Borrower listed on Schedule ES attached hereto, as such Schedule ES may be updated by an Authorized Officer of the Borrower to include (a) any Subsidiary acquired pursuant to an acquisition permitted hereunder which is financed with Secured Indebtedness that is permitted by this Agreement and each Subsidiary thereof that guarantees such Secured Indebtedness (in each case to the extent that guaranteeing the Obligations is prohibited by such Secured Indebtedness), (b) any Subsidiary of an Excluded Subsidiary, (c) any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower, and is either acquired pursuant to an acquisition permitted hereunder or formed in a manner not expressly prohibited hereunder, and is prohibited by its organizational documents from giving a guaranty of the Obligations and (d) any Subsidiary of the Borrower organized in a jurisdiction other than the United States or any state thereof; provided that each such Subsidiary pursuant to clause (a) or clause (b) (solely as a result of being an Excluded Subsidiary pursuant to clause (a)) of this definition shall cease to be an Excluded Subsidiary hereunder if such Secured Indebtedness is repaid or becomes unsecured or if such Subsidiary ceases to guarantee such secured Indebtedness or if such Subsidiary ceases to be prohibited from giving a guaranty, as applicable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan, Letter of Credit or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Revolving Credit and Term Loan Agreement dated as of January 10, 2023, as amended to date, among the Borrower, the Administrative Agent, and the other financial institutions party thereto.
“Facility” means the Revolving Facility, the Initial Term Loan Facility and/or the Additional Term Loan Facility as the context may require.
“Facility Increase” has the meaning assigned to such term in Section 2.04.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and, to the extent substantively comparable with Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any of (i) the Company, (ii) the Borrower or (iii) the general partner of the Borrower.
“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).
“Fitch” means Fitch, Inc. and its successors.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Effective SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Effective SOFR shall be 0.0%.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.
“Guarantors” means the Company and the Subsidiary Guarantors.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Increased Amount Date” has the meaning assigned to such term in Section 2.04.
“Incremental Commitments” has the meaning assigned to such term in Section 2.04.
“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred by such Person in the ordinary course of business) and only to the extent such obligations constitute indebtedness for purposes of GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, or with respect to commercial letter of credit or similar facilities, and all obligations of such Person owed as an account party or applicant on any standby letters of credit, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests of such Person (other than (i) obligations existing on the Effective Date that any direct or indirect parent of such Person has the right (subject to satisfaction of applicable securities law requirements, including the filing of registration statements) to satisfy by delivery of its Equity Interests, (ii) obligations that any direct or indirect parent of such Person is given the right to satisfy by delivery of its Equity Interests and (iii) obligations with respect to preferred stock of the Company), (h) all Contingent Obligations of such Person in respect of Indebtedness of other Persons of the types described in the foregoing clauses (a) through (g), (i) all obligations of the kind referred to in clause (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any Indebtedness under clause (d) or clause (i) above shall be limited to the lesser of the amount of such Indebtedness that is Nonrecourse Indebtedness or the fair market value of the assets securing such Indebtedness that is Nonrecourse Indebtedness, as reasonably determined by the Borrower. The amount of Indebtedness of any Person shall be calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting or other adjustments pursuant to GAAP.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, (d) a company, partnership, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Person (i) which (A) is a competitor of the Company or the Borrower in the business of owning and/or operating hotel and hospitality properties or (B) invests, as one of its primary lines of business, in hotel and hospitality real estate assets similar to the Real Estate Assets and (ii) which as of any date of determination has been designated by the Borrower as a “Disqualified

Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Electronic System) not less than ten (10) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Initial Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder. The initial amount of each Lender’s Initial Term Loan Commitment is set forth on Schedule 2.01A. The initial aggregate amount of the Initial Term Loan Commitments as of the Effective Date is $225,000,000.
“Initial Term Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Initial Term Loans.
“Initial Term Loan Facility” means the Initial Term Loan Commitments and the Initial Term Loans.
“Initial Term Loan Lender” means a Lender having an Initial Term Loan Commitment and/or holding any Initial Term Loans.
“Initial Term Loan Maturity Date” means November 3, 2028, subject to extension as provided in Section 2.21.
“Initial Term Loans” is defined in Section 2.01(b).
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 in a form approved by the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any RFR Loan, the fifth (5th) Business Day of each calendar month for the preceding calendar month and the applicable Maturity Date, and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the applicable Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in a Borrowing Request or an Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment Affiliate” means any unconsolidated subsidiary or Joint Venture of the Company, the Borrower and their consolidated subsidiaries.
“Investment Grade Rating” means an Applicable Credit Rating of Baa3 or better from Moody’s, BBB- or better from S&P, or BBB- or better from Fitch.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., KeyBank National Association, PNC Bank, National Association and Regions Bank in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank (or another Lender, with the consent of such Lender and the Borrower), in which case the term “Issuing Bank” shall include any such Affiliate (or such Lender) with respect to Letters of Credit issued by such Affiliate (or such Lender). Each reference herein to the “Issuing Bank” shall mean all of the Issuing Banks, each Issuing Bank, any Issuing Bank or the applicable Issuing Bank, as the context may require.
“Joint Lead Arrangers” means the Persons named as “Joint Lead Arrangers” for any Facility on the cover page to this Agreement.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a party hereto pursuant to Section 2.04 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01C, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv).
“Leverage Ratio” has the meaning assigned to such term in Section 6.12(a).
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement (including without limitation, schedules and exhibits hereto) the Notes, the Guaranties, and any other agreements entered into in connection with the commercial lending facility made available hereunder by the Borrower or any other Loan Party with or in favor of the Administrative Agent and/or the Lenders, including any amendments, modifications or supplements hereto or thereto or waivers hereof or thereof and letter of credit applications described in Section 2.06(a).
“Loan Parties” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Major Acquisition” means (a) a single transaction for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Borrower and its Subsidiaries of properties or assets of a Person for a gross purchase price equal to or in excess of 10% of Total Asset Value (without giving effect to such acquisition) or (b) one or more transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Borrower and its Subsidiaries of properties or assets of a Person in any two consecutive fiscal quarters for an aggregate gross purchase price equal to or in excess of 10% of Total Asset Value (without giving effect to such acquisitions).

“Major Renovation” means, with respect to any Real Estate Asset, any construction or renovation project that during any 90 consecutive day period renders more than 20% of the same rooms in such Real Estate Asset out of service during such period.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or the Borrower to perform any of its payment obligations under this Agreement or any other Loan Document or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights of or remedies available to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement or any other Loan Document.
“Material Ground Lease Property” means any Unencumbered Property that is subject to an Eligible Ground Lease, but excluding any such Unencumbered Property for which annual ground rent is less than 2% of the annual gross revenues for such Unencumbered Property.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Company, the Borrower or any Subsidiary consisting of (x) Recourse Indebtedness that is outstanding in an aggregate principal amount of $100,000,000 or more and (y) Nonrecourse Indebtedness that is outstanding in an aggregate principal amount of $250,000,000 or more.
“Material Subsidiary” means (a) each Subsidiary of the Borrower that directly or indirectly owns or leases a property that is an Unencumbered Property for purposes of this Agreement and (b) each other Subsidiary of the Borrower that has assets that constitute more than five percent (5%) of Total Asset Value, in each case, other than an Excluded Subsidiary.
“Maturity Date” means, as the context may require, the Revolving Maturity Date, the Additional Term Loan Maturity Date and/or the Initial Term Loan Maturity Date.
“Maximum Increase Amount” has the meaning assigned to such term in Section 2.04.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage Note” means a note receivable held by the Borrower or one of its Subsidiaries that is secured by a first mortgage Lien on real property.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is obligated to make contributions or with respect to which the Borrower or any ERISA Affiliate has any liability, actual or contingent.
“Negative Pledge” means a provision of any document, instrument or agreement (including any charter, by-laws or other organizational documents), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Obligations (or a guaranty of the Obligations), or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, (ii) an agreement relating to Capital Markets Indebtedness that either (x) contains restrictions substantially similar to, or taken as a whole, not more restrictive than, the restrictions contained in the Loan Documents or (y) requires the grant of an equal and ratable Lien to secure such Capital Markets Indebtedness if a Lien is granted to secure any other Indebtedness of such Person, (iii) an agreement relating to Unsecured Indebtedness or Credit Facility Indebtedness containing restrictions substantially similar to, or taken as a whole, not more restrictive than, the restrictions contained in the Loan Documents, (iv) Permitted Transfer Restrictions and (v) Permitted Sale Restrictions, in each case, shall not constitute a Negative Pledge.
“Net Operating Income” means, with respect to any Real Estate Asset for any period, rental and other operating income attributable to such Real Estate Asset minus all expenses and other proper charges incurred in connection with the operation of such Real Estate Asset (including, without limitation, real estate taxes, management fees (in the amount of the actual management fees for such Real Estate), franchise fees, payments as lessee under ground leases and bad debt expenses (which, for the avoidance of doubt, shall exclude any write-offs of accounts receivable in the ordinary course of business)) during such period; but, in any case, calculated before (i.e. without regard to) payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP.
“New Property” has the meaning assigned to such term in the definition of “Operating Property Value”.
“New Revolving Commitments” has the meaning assigned to such term in Section 2.04.
“New Revolving Lender” has the meaning assigned to such term in Section 2.04.
“New Revolving Loan” has the meaning assigned to such term in Section 2.04.
“New Term Loan Commitments” has the meaning assigned to such term in Section 2.04.
“New Term Loan” has the meaning assigned to such term in Section 2.04.
“New Term Loan Lender” has the meaning assigned to such term in Section 2.04.
“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness (or the portion thereof) in respect of which recourse for payment (except for customary exceptions for fraud, intentional misrepresentation, gross negligence, willful misconduct, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness (or, in the case of a Person which is a “special purpose entity”, all of its assets).
“Non-Wholly-Owned Subsidiary” means any Subsidiary of a Person which is not a Wholly-Owned Subsidiary of such Person.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Note” means any promissory note delivered by the Borrower pursuant to Section 2.10(e).
“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Operating Property Value” means at any date of determination,
(a)    for each Unencumbered Property (other than a New Property or Real Estate Assets undergoing Major Renovations), (i) the Adjusted Net Operating Income for such Unencumbered Property for the period of four (4) fiscal quarters then ended divided by (ii) the applicable Capitalization Rate;
(b)    for each Unencumbered Property owned by the Borrower or a Subsidiary for fewer than six (6) complete fiscal quarters (a “New Property”), the undepreciated book value for such New Property determined in accordance with GAAP, after any impairments until the date that such New Property has been owned by the Borrower or a Subsidiary for six (6) complete fiscal quarters (or earlier at the Company’s election by written notice to the Administrative Agent); and
(c)    for each Unencumbered Property owned by the Borrower or a Subsidiary identified as a Real Estate Asset undergoing Major Renovations, the undepreciated book value for such property determined in accordance with GAAP, after any impairments until the date that is twelve (12) months after such Major Renovations are completed (or earlier at the Company’s election by written notice to the Administrative Agent), provided, that if the Adjusted Net Operating Income for any applicable Unencumbered Property shall be less than zero, such Adjusted Net Operating Income for such applicable Unencumbered Property shall be deemed to be zero solely for purposes of calculating Operating Property Value;
and provided further, that not more than 15% of the aggregate Operating Property Value may be attributable to Real Estate Assets undergoing Major Renovations.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Guaranty” means that certain Amended and Restated Parent Guaranty dated as of the date hereof from the Company in favor of the Administrative Agent for the benefit of the Lenders.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Patriot Act” has the meaning assigned to such term in Section 9.16.

“Payment” has the meaning assigned to it in Section 8.05(c).
“Payment Notice” has the meaning assigned to it in Section 8.05(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property or rights subject to any lease, license or sublicense or concession agreement in the ordinary course of business;
(h)    Liens arising from repurchase agreements described in clause (e) of the definition of the term “Cash Equivalents”;
(i)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary;
(j)    Liens of a collecting bank arising in the ordinary course of business under Section 4-210 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(k)    Liens that are contractual or statutory rights of set-off;

(l)    Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(m)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(n)    Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $5,000,000 at any one time;
(o)    Liens, if any, securing (i) the Indebtedness and other obligations in respect of this Agreement and (ii) any Capital Markets Indebtedness and/or Credit Facility Indebtedness, in the case of this clause (ii), on a pari passu basis or junior basis to the Liens securing the Indebtedness and other obligations in respect of this Agreement pursuant to a customary pari passu or junior lien intercreditor agreement, as applicable, in form and substance reasonably acceptable to the Administrative Agent; and
(p)    to the extent constituting a Lien, any Permitted Transfer Restrictions and any Permitted Sale Restrictions.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (d), (n) or (o) above.
“Permitted Sale Restrictions” means, with respect to any Real Estate Asset, obligations, encumbrances or restrictions contained in any sale agreement for such Real Estate Asset restricting the creation of Liens on, or the sale, transfer or other disposition of Equity Interests or property that is subject to such sale agreement pending such sale; provided that the encumbrances and restrictions apply only to the Subsidiary or assets that are subject to such sale agreement.
“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements, franchise agreements, owner agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Real Estate Asset, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions and (b) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners or members of the Borrower or of any Subsidiary imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan), within the meaning of Section 3(2) of ERISA, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” means, with respect to any calculation required to be made on a “Pro Forma Basis” under this Agreement, that such calculation shall give pro forma effect to all acquisitions (and all issuances, incurrences or assumptions of Indebtedness in connection therewith, with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions (and all repayments, retirements or defeasances of Indebtedness in connection therewith) that have occurred during (or, if such calculation is being made for the purpose of determining whether any Facility Increase may be made, since the beginning of) the four consecutive fiscal quarter period of the Company most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including expected cost savings (without duplication of actual cost savings) to the extent (a) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) in the case of an acquisition, such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 24 months following such acquisition; provided if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 24 months following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).
“Public-Sider” means a Lender or any representative of such Lender that has notified the Borrower and the Administrative Agent in writing that it does not want to receive material non-public information within the meaning of the federal and state securities laws.

“Real Estate Asset” means, at any time of determination, any fee or leasehold interest then directly owned in whole or in part by the Borrower or any of its Subsidiaries or Investment Affiliates in any property or any integrated properties.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.
“Recourse Indebtedness” means any Indebtedness (or the portion thereof) that is not Nonrecourse Indebtedness.
“Recourse Secured Indebtedness” means the aggregate outstanding principal amount of Secured Indebtedness that is Recourse Indebtedness.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Effective SOFR, then the date of such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Effective SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 9.04(b).
“REIT” means a real estate investment trust under the provisions of §856 of the Code that meets the requirements of §857(a) of the Code.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and their respective directors, officers, partners, members, trustees, employees, agents and advisors.
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate and (ii) with respect to any RFR Borrowing, the Adjusted Daily Effective SOFR, as applicable.
“Required Facility Lenders” means, at any time with respect to any Facility, Lenders of such Facility having (a) Revolving Credit Exposures and unused Revolving Commitments, (b) Initial Term Loan Exposures and unused Initial Term Loan Commitments or (c) Additional Term Loan Exposures and unused Additional Term Loan Commitments, as the case may be, representing more than 50% of the sum of the total (i) Revolving Credit Exposures and unused Revolving Commitments, (ii) Initial Term Loan Exposures and unused Initial Term Loan Commitments or (iii) Additional Term Loan Exposures and unused Additional Term Loan Commitments, as the case may be, at such time; provided that, in the event any of the Lenders of such Facility shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Facility Lenders” with respect to such Facility means Lenders of such Facility (excluding all Defaulting Lenders) having (a) Revolving Credit Exposures and unused Revolving Commitments, (b) Initial Term Loan Exposures and unused Initial Term Loan Commitments or (c) Additional Term Loan Exposures and unused Additional Term Loan Commitments, as the case may be, representing more than 50% of the sum of the total (i) Revolving Credit Exposures and unused Revolving Commitments, (ii) Initial Term Loan Exposures and unused Initial Term Loan Commitments or (iii) Additional Term Loan Exposures and unused Additional Term Loan Commitments, as the case may be, of such Lenders (excluding all Defaulting Lenders) at such time.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Initial Term Loan Exposures, Additional Term Loan Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, Initial Term Loan Exposures, Additional Term Loan Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) having Revolving Credit Exposures, Initial Term Loan Exposures, Additional Term Loan Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, Initial Term Loan Exposures, Additional Term Loan Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
“Revolving Borrowing” means a Borrowing of Revolving Loans.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01A, in the joinder agreement described in Section 2.04(b)(iv), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $500,000,000.

“Revolving Commitment Utilization Percentage” means, on any date, the percentage equal to a fraction (a) the numerator of which is the total Revolving Credit Exposures and (b) the denominator of which is the total Revolving Commitments.
“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Facility” means the Revolving Commitments and the Revolving Loans.
“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01 and Section 2.03.
“Revolving Maturity Date” means November 3, 2028, as such date may be extended pursuant to Section 2.21.
“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If all Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Effective SOFR.
“S&P” means S&P Global Ratings and its successors.
“Sanctioned Country” means at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, “Sanctioned Countries” include the Crimea, Zaporizhzhia and Kherson regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Secured Indebtedness” means the aggregate outstanding principal amount of Total Indebtedness which is secured by a Lien on any properties or assets (other than assets consisting of equipment and other non-Real Estate Assets that are subject to leases and/or purchase-money Liens).
“Securities Act” means the Securities Act of 1933, as amended.
“Series” has the meaning assigned to such term in Section 2.04(c)(ii).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Effective SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Effective SOFR”.
“Solvent” when used with respect to the Loan Parties, taken as a whole, means that, as of any date of determination, (a) the fair saleable value of their assets is in excess of the total amount of their liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of their assets is greater than the probable liability on their existing debts as such debts become absolute and matured; (c) they are then able and expect to be able to pay their debts (including, without limitation, contingent debts and other commitments) as they mature; and (d) they have capital sufficient to carry on their business as conducted and as proposed to be conducted.
“Specified Swap Agreement” means any Swap Agreement that is made or entered into at any time, or in effect at any time, whether as a result of an assignment, transfer or otherwise, in each case, with respect to the Loans, between the Borrower and a Specified Swap Agreement Provider.

“Specified Swap Agreement Provider” means any Lender, or any Affiliate of a Lender, that is a party to a Swap Agreement at the time such Swap Agreement is entered into.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Guarantor” means each Material Subsidiary of the Borrower that is party to the Subsidiary Guaranty, subject to Section 5.12.
“Subsidiary Guaranty” means that certain Amended and Restated Subsidiary Guaranty dated as of the date hereof from the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.
“Sustainability Structuring Agent” means the financial institution listed as the Sustainability Structuring Agent on the cover page hereto.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term Loan Commitment” means with respect to any Lender at any time, such Lender’s obligation to make Term Loans hereunder, including its Initial Term Loan Commitment and

Additional Term Loan Commitment. The initial aggregate amount of the Term Loan Commitments as of the Effective Date is $325,000,000.
“Term Loans” means the Initial Term Loans, the Additional Term Loans and any New Term Loans.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Total Asset Value” means the sum of the following, without duplication: (a) the undepreciated book value, after any impairments, of all Real Estate Assets (or the Borrower’s pro-rata share thereof, for any Real Estate Assets that are not wholly-owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower), determined in accordance with GAAP; plus (b) the book value, after any impairments, of Mortgage Notes receivable held by the Borrower and its Wholly-Owned Subsidiaries so long as (1) such Mortgage Note is not more than 120 days past due or otherwise in payment default after giving effect to applicable cure periods or (2) such Mortgage Note was acquired by the Borrower or such Wholly-Owned Subsidiary and was in default at the time of such acquisition (a “Distressed Mortgage Note”);
provided, that (i) not more than 35% of the aggregate Total Asset Value may be attributable to assets consisting of investments in Investment Affiliates, income-producing Real Estate Assets other than hotels or similar hospitality properties, Development Properties, Unimproved Land, Real Estate Assets undergoing Major Renovations, and Mortgage Notes receivable, (ii) not more than 5% of the Total Asset Value may be attributable to Distressed Mortgage Notes, (iii) not more than 20% of Total Asset Value may be attributable to investments in Investment Affiliates, (iv) not more than 15% of Total Asset Value may be attributable to Development Properties, and (v) not more than 5% of Total Asset Value may be attributable to Unimproved Land.
“Total Equity Value” means, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, the sum of (a) the undepreciated book value, after any impairments, of all Real Estate Assets of the Borrower and its Subsidiaries (or the Borrower’s or its Subsidiary’s pro-rata share thereof, for any Real Estate Assets that are not wholly-owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower) minus (b) Total Indebtedness then outstanding.
“Total Indebtedness” means the sum of (a) the outstanding principal amount of all Indebtedness of the Company, the Borrower and their consolidated subsidiaries and the Company’s, the Borrower’s and such consolidated subsidiaries’ pro rata share of all Indebtedness of Investment Affiliates minus (b) solely for purposes of calculating the financial covenants in Section 6.12(a), Section 6.12(b), Section 6.12(c), Section 6.12(e) and Section 6.12(h), unrestricted cash and Cash Equivalents of the Borrower and its Wholly-Owned Subsidiaries (other than unrestricted cash and Cash Equivalents that are on hand on the Effective Date and held for tender to shareholders or the buy-back of shares) in excess of $10,000,000.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Effective SOFR, or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unencumbered Adjusted Net Operating Income” means, for any fiscal period, the total Adjusted Net Operating Income attributable to all Unencumbered Properties for such period.
“Unencumbered Asset Value” means the aggregate Operating Property Value of the Unencumbered Properties at such time.  For the avoidance of doubt, only Unencumbered

Properties shall be included in the calculation of Unencumbered Asset Value.  For purposes of determining Unencumbered Asset Value, to the extent the amount of Unencumbered Asset Value attributable to Material Ground Lease Properties would exceed 33% of Unencumbered Asset Value, such excess shall be excluded.
“Unencumbered Property” means a Real Estate Asset that meets each of the following criteria (with each such Real Estate Asset that meets such criteria being an Unencumbered Property):
1.    The Real Estate Asset is 100% fee owned or ground leased under an Eligible Ground Lease by the Borrower or a Wholly-Owned Subsidiary of the Borrower that is a Subsidiary Guarantor (subject to release as provided in Section 5.12).
2.    The owner or ground lessee of such Real Estate Asset is not subject to any Bankruptcy Event.
3.    The Real Estate Asset is improved with one or more completed hotel properties for which a certificate of occupancy (or its equivalent in the applicable jurisdiction) has been issued.
4.    The Real Estate Asset is not, and if such Real Estate Asset is owned or leased by a Subsidiary, the Borrower’s direct or indirect ownership interests in such Subsidiary are not, otherwise directly or indirectly subject to any Lien (other than Permitted Encumbrances) or any Negative Pledge or other agreement that prohibits the creation of a Lien to secure the Obligations (or a guaranty thereof) or prohibits the transfer of any owned Real Estate Asset (or such ownership interests) (in each case, other than Permitted Transfer Restrictions or Permitted Sale Restrictions) or entitles another Person to the benefit of a Lien on such Real Estate Asset (or such ownership interests) pursuant to an “equal and ratable” clause or similar arrangement.
5.    The Real Estate Asset is not subject to any Environmental Liability or otherwise in violation of Environmental Laws, in each case, that would materially impair the value of such Real Estate Asset.
6.    The Real Estate Asset is free of any structural defects that would materially impair the value of such Real Estate Asset, unless such defect is covered by insurance.
7.    The Real Estate Asset is located in the United States or Canada.
Notwithstanding anything to the contrary herein, (i) each Real Estate Asset (including Real Estate Assets acquired after the Effective Date) owned by the Borrower or a Subsidiary of the Borrower (other than an Excluded Subsidiary) that meets the foregoing criteria for an “Unencumbered Property” (subject to the effectiveness of any Subsidiary becoming a Subsidiary Guarantor as referenced in clause (ii) of this sentence) shall become an Unencumbered Property under this Agreement, and (ii) the Subsidiary of the Borrower (other than an Excluded Subsidiary) that owns such Real Estate Asset shall become a Subsidiary Guarantor (in each case, if not already included as a Subsidiary Guarantor under the Loan Documents) within the time period required by Section 5.11(c). Such Real Estate Assets shall remain as Unencumbered Properties, and the Subsidiaries of the Borrower that own such properties shall remain as Subsidiary Guarantors in each case, unless such Real Estate Asset is sold, encumbered or otherwise disposed of, in each case, in a transaction permitted by this Agreement, or such Real Estate Asset otherwise ceases to satisfy all of the criteria required to constitute an Unencumbered Property, other than in a transaction not permitted by this Agreement (or, in the case of a Subsidiary Guarantor, unless such Subsidiary Guarantor is released in accordance with this Agreement).
“Unfunded Additional Term Loan Commitment” means, with respect to each Lender, the then current Additional Term Loan Commitment of such Lender less its Additional Term Loan Exposure.
“Unimproved Land” means land on which no development (other than Improvements that are not material and are temporary in nature) has occurred and on which no development is scheduled in the next eighteen (18) months.
“Unsecured Indebtedness” means the outstanding principal amount of Total Indebtedness that is not secured by a Lien on any property, Equity Interests or other assets.
“Unsecured Interest Expense” means for any fiscal period, the amount of actual Consolidated Interest Expense on all Unsecured Indebtedness.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Wholly-Owned Subsidiary” of a Person means any subsidiary of which all of the outstanding voting Equity Interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or “RFR Revolving Borrowing”).
SECTION 1.03     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04     Accounting Terms; GAAP; Pro Forma Calculations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company, the Borrower or any Subsidiary at “fair value”, as defined therein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change in accounting for leases pursuant to GAAP including but not limited to those resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), in each case to the extent any such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. If one or more of the Borrower, its Subsidiaries or any Investment Affiliate (i) acquires (including, without limitation, by merger or consolidation or another combination with any Person) any Real Estate Asset having a fair market value in excess of $25,000,000 or (ii) sells, transfers or disposes of any Real Estate Asset having a fair market value equal or greater than $25,000,000 (including as a result of the sale of the Equity Interests of any such Person or a division or line of business of such Person), then for purposes of calculating compliance with the covenants contained in Section 6.12, and otherwise for purposes of calculating or determining the Leverage Ratio, Secured Indebtedness, Total Asset Value, Recourse Secured Indebtedness, Consolidated Fixed Charges, Consolidated Tangible Net Worth, Unencumbered Adjusted Net Operating Income, Unsecured Interest Expense, Unencumbered Properties and Unencumbered Asset Value, such calculations and determinations shall be made on a Pro Forma Basis.
SECTION 1.05     Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.06     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
SECTION 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II

THE CREDITS
SECTION 2.01     Commitments.
(a)    Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time in dollars during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
(b)    (i)    Pursuant to the Existing Credit Agreement, the Initial Term Loan Lenders and the Additional Term Loan Lenders (each as defined therein) thereunder have made term loans to the Borrower and such loans remain outstanding on the Effective Date in the aggregate principal amount of $225,000,000 (the “Initial Term Loans”). Such Initial Term

Loans shall continue to be outstanding under this Agreement. On the Effective Date, subject to the terms and conditions set forth herein, the Initial Term Loans shall be reallocated to the Lenders in accordance with their Initial Term Loan Commitments as set forth in Schedule 2.01A attached hereto in accordance with Section 9.20.
(ii)    Subject to the terms and conditions set forth herein, each Additional Term Loan Lender severally and not jointly agrees to make additional term loans (the “Additional Term Loans”) to the Borrower in dollars during the Additional Term Loan Commitment Period in up to two (2) separate Borrowings as requested by the Borrower in accordance with Section 2.03, so long as (x) each Additional Term Loan Borrowing shall be in a minimum amount of at least $25,000,000 (or a lesser amount equal to the remaining aggregate Unfunded Additional Term Loan Commitments) and (y) any such requested amount does not result in (i) the principal amount of the Additional Term Loans made by such Lender exceeding its Unfunded Additional Term Loan Commitment (as in effect prior to such Borrowing), and (ii) the aggregate principal amount of all Additional Term Loans made by the Lenders exceeding the total aggregate Unfunded Additional Term Loan Commitments (as in effect prior to such Borrowing). All Unfunded Additional Term Loan Commitments of the Lenders to make the Additional Term Loans shall expire on the Additional Term Loan Commitment Expiry Date.
(iii)    Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.
SECTION 2.02 Loans and Borrowings.
(a)     Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. Each Initial Term Loan shall be made as part of a Borrowing consisting of Initial Term Loans made by the Lenders ratably in accordance with their respective Initial Term Loan Commitments. Each Additional Term Loan shall be made as a part of a Borrowing consisting of Additional Term Loans made by the Lenders ratably in accordance with their respective Additional Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)     Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans, Term Benchmark Loans or RFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)     At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that (x) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) and (y) an Additional Term Loan Borrowing may be in an aggregate amount that is equal to the aggregate Unfunded Additional Term Loan Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Term Benchmark Revolving Borrowings and eight (8) Term Benchmark Term Loan Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
SECTION 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or RFR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request and signed by an Authorized Officer of the Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the Class and aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;
(iv)    in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and account number to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Facility of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Incremental Facilities.
(a)    Incremental Facility Request. The Borrower may, by written notice to the Administrative Agent on one or more occasions on or after the Effective Date, elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”, and together with the New Revolving Commitments, the “Incremental Commitments”), by an aggregate amount of $300,000,000 (each such amount in addition to the Revolving Commitments and Additional Term Loan Commitments and Initial Term Loans as of the Effective Date, a “Facility Increase” and the maximum aggregate increase, the “Maximum Increase Amount”) and not less than $25,000,000 per request (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between the Maximum Increase Amount and the sum of all such New Revolving Commitments plus New Term Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days, nor more than 30 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each Lender or other Eligible Assignee who agrees to provide all or a portion of the New Revolving Commitments being referred to herein as a “New Revolving Lender” and each Lender or other Eligible Assignee who agrees to provide all or portion of the New Term Loan Commitments being referred to herein as a “New Term Loan Lender”, as applicable) to whom the Borrower proposes any portion of such New Revolving Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender or other Eligible Assignee approached to provide all or a portion of the New Revolving Commitments or New Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide a New Revolving Commitment or New Term Loan Commitment, as applicable.
(b)    Conditions to Effectiveness of Facility Increase. Such New Revolving Commitments or New Term Loan Commitments, as applicable, shall become effective as of such Increased Amount Date, subject to the satisfaction of each of the following conditions precedent, as determined by the Administrative Agent in its good faith judgment:
(i)    no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Facility Increase;
(ii)    the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Incremental Commitments, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such earlier date);
(iii)    the New Revolving Commitments and/or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more joinder agreements in form and substance reasonably satisfactory to, and executed and delivered by, the Borrower, the New Revolving Lender and/or the New Term Loan Lender, as applicable, and the Administrative Agent, each of which shall be recorded in the Register, and each New Revolving Lender and New Term Loan Lender, as applicable, shall be subject to the requirements set forth in Section 2.17, and any New Revolving Lender and/or New Term Loan Lender who is not already a Lender shall become a Lender hereunder;
(iv)    the Borrower shall make any payments required pursuant to Section 2.16 in connection with the New Revolving Commitments;
(v)    the Borrower shall deliver or cause to be delivered any promissory notes, certificates, legal opinions, resolutions or other documents reasonably requested by the Administrative Agent in connection with any such transaction, consistent with those delivered on the Effective Date under Section 4.01;
(vi)    as requested by the Administrative Agent, the Loan Parties shall have acknowledged and ratified that their obligations under the applicable Loan Documents remain in full force and effect, and continue to guaranty the Obligations under the Loan Documents, as modified by the applicable Facility Increase and the implementation thereof; and
(vii)    the Borrower shall have paid, pursuant to separate agreements between the Borrower and the Administrative Agent, the arranger for the Facility Increase, the New Revolving Lenders and/or the New Term Loan Lenders, (A) all reasonable costs and expenses incurred by the Administrative Agent in connection with the applicable Facility Increase and (B) any fees that the Borrower has agreed to pay to the arranger for the Facility Increase, the New Revolving Lenders and/or the New Term Loan Lenders in connection with such Facility Increase.
(c)    Additional Facility Increase Matters.
(i)    On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the

Revolving Commitments, (b) each Revolving Lender shall automatically and without further act be deemed to have assigned to each of the New Revolving Lenders, and each such New Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the aggregate outstanding participations hereunder in Letters of Credit will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (c) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (d) each New Revolving Lender shall become a Revolving Lender with respect to the New Revolving Commitment and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.04.
(ii)    On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitments of such Series and the New Term Loans of such Series made pursuant thereto. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.
(iii)    The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments or the Series of New Term Loan Commitments, as applicable, and (z) in the case of each notice to any Lender with a Commitment, the respective interests in such Lender’s Loans, in each case subject to the assignments contemplated by this Section 2.04.
(iv)    The terms and provisions of the New Revolving Loans shall be identical to the existing Revolving Loans. Furthermore, (a) the terms of any such New Term Loans of any Series shall not provide for any amortization payments on or prior to the Revolving Maturity Date of the existing Revolving Loans, but may permit voluntary prepayment, (b) the applicable New Term Loan maturity date of each Series shall be no earlier than the latest Revolving Maturity Date of the existing Revolving Loans, and (c) any guarantees provided in respect of the New Term Loans shall also guarantee the other Obligations.
(v)    Each joinder agreement executed in connection with a Facility Increase may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of Administrative Agent, to effect the provisions of this Section 2.04, subject to approval by the Borrower; provided however, that any amendments that adversely affect a Lender shall be subject to Section 9.02. Notwithstanding anything to the contrary set forth in this Agreement (including the first proviso to Section 9.02(b)), such permitted amendments shall include (A) amendments to the definition of “Required Lenders” to provide that “Required Lenders” shall be those Lenders having Revolving Credit Exposures, unused Commitments and outstanding New Term Loans in representing more than 50% of the sum of the total Revolving Credit Exposures, unused Commitments and outstanding New Term Loans and (B) amendments to Section 2.18(b) and (c) and the last paragraph of Article VII to provide for the pro rata sharing amount the Revolving Loans and the New Term Loans based on the respective total amount of such Loans. All such amendments and joinder agreements entered into with the applicable Loan Parties by the Administrative Agent which comply with the provisions of this Section 2.04 shall be binding and conclusive on all Lenders.
SECTION 2.05    [Reserved].
SECTION 2.06    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period, and subject to the terms and conditions of this Agreement, such Issuing Bank agrees to issue such requested Letters of Credit; provided that there shall not at any time be more than a total of 20 Letters of Credit outstanding. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control and to the extent that any such letter of credit application or other agreement contains a grant of a security interest by the Borrower or any Subsidiary or purports to create any such Lien, such grant shall be ineffective, null and void, and no such security interest or Lien shall be created pursuant thereto.
Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit if (A) the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (B) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it, or (C) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally that the Issuing Bank is similarly applying under agreements with similarly situated borrowers.
The letters of credit issued by the Issuing Banks under the Existing Credit Agreement and listed on Schedule 2.06 shall be deemed to be Letters of Credit hereunder.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the identity of the Issuing Bank to issue such Letter of Credit (it being agreed that the Letters of Credit shall be issued on a proportionate basis by each Issuing Bank to the greatest extent practicable), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000, (ii) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment (unless otherwise agreed by such Issuing Bank), (iii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Commitments and (iv) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above) so long as such Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an automatic renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date referred to in clause (ii) above; provided, however, that the Issuing Bank shall not permit any such extension if it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from any Lender or the Administrative Agent that a Default or Event of Default has occurred and is continuing directing the Issuing Bank not to permit such extension. Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Revolving Maturity Date so long as (x) the Borrower shall provide cash collateral to the Administrative Agent pursuant to and in accordance with Section 2.06(j) on or prior to sixty (60) days before the Revolving Maturity Date in an amount equal to 102% of the LC Exposure with respect to all such Letters of Credit with expiry dates after the Revolving Maturity Date, (y) the obligations of the Borrower under this Section 2.06 in respect of such Letters of Credit shall survive the Revolving Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (z) each Lender shall remain obligated hereunder, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by the Administrative Agent after the Revolving Maturity Date until no such Letters of Credit remain outstanding.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolving Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank.
(i)    The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor

Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)    Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.
(j)    Cash Collateralization. If (A) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent, the Issuing Bank or the Required Facility Lenders under the Revolving Facility (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (B) required by Section 2.06(c), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Revolving Lenders, an amount in cash equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement, with any remaining balance returned to the Borrower. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (including all interest or profits, if any, on the investment thereof) (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)    Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.07    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or such other account as is designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing.

SECTION 2.08    Interest Elections.
(a)    Each Borrowing initially shall be of the Class and Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Class and Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by an Authorized Officer of the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing; and
(iv)    if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein and subject to the next sentence, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing with a one-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the applicable Required Facility Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing shall be converted to an ABR Borrowing immediately.
SECTION 2.09    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date. The Initial Term Loan Commitments shall terminate on the Effective Date upon funding of the Initial Term Loans. The Additional Term Loan Commitments shall terminate upon the funding of the Additional Term Loans in an amount equal to the Additional Term Loans so funded. Unless previously terminated, the Unfunded Additional Term Loan Commitments shall terminate on the Additional Term Loan Commitment Expiry Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments. The Borrower may at any time terminate, or from time to time reduce, the Unfunded Additional Term Loan Commitments; provided that each reduction of the Unfunded Additional Term Loan Commitments shall be in an integral multiple of $1,000,000 and not less than $5,000,000.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon one or more events specified in such notice, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments or Additional Term Loan Commitments shall be permanent. Each reduction of the Revolving Commitments or Additional Term Loan Commitments shall be made ratably among the applicable Lenders in accordance with their respective applicable Commitments.
SECTION 2.10    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Initial Term Loan Lenders, the unpaid principal balance of the Initial Term Loans on the Initial Term Loan Maturity Date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Additional Term Loan Lenders, the unpaid principal amount of the Additional Term Loans on the Additional Term Loan Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    Subject to the terms of the Register, which shall be controlling, the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by one or more promissory notes in substantially the forms of Exhibit D-1 or Exhibit D-2 hereto, as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.04), unless such assignee elects not to receive a Note be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11    Prepayment of Loans.
(a)    Optional. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (c) of this Section. Any Term Loans that are prepaid may not be reborrowed.
(b)    Mandatory Prepayments. If at any time the total Revolving Credit Exposure exceeds the total Revolving Commitments (a “Revolving Borrowing Exceedance”), then the Borrower shall within five (5) Business Days after receipt of notice from the Administrative Agent of such occurrence, repay Revolving Loans in the amount of such Revolving Borrowing Exceedance to the Administrative Agent for the respective accounts of the Revolving Lenders, as applicable, for application to the Revolving Loans as provided in Section 2.11(c). Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 2.16.
(c)    The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any voluntary prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing or RFR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial voluntary prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class and Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and all amounts, if any, payable pursuant to Section 2.16.
SECTION 2.12    Fees.
(a)    From the Effective Date until (but excluding) the last day of the Availability Period, the Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Revolving Lender, a commitment fee, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period for which payment is made. Such commitment fees incurred through and including the last day of each March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    From the date that is thirty (30) days after the Effective Date until (but excluding) the Additional Term Loan Commitment Expiry Date, the Borrower agrees to pay to the Administrative Agent, for the pro rata account of each Additional Term Loan Lender, a ticking fee, computed at the rate of 0.30% per annum on the average daily amount of the Unfunded Additional Term Loan Commitment of such Additional Term Loan Lender during the period for which payment is made. Such ticking fees incurred through and including the last day of each March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the Additional Term Loan Commitment Expiry Date, commencing on the first such date to occur after the Effective Date. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(e)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, ticking fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13    Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Effective SOFR plus the Applicable Rate.
(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration (including automatic acceleration upon an Event of Default under clause (h) or (i) of Article VII with respect to the Borrower) or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or the Federal Funds Effective Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Effective SOFR or Daily Effective SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14    Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Effective SOFR; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Effective SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Loan to, or continuation of any Loan as, a Term Benchmark Loan and any Borrowing Request that requests a Term Benchmark Loan shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Effective SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Effective SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request or Interest Election Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request or Interest Election Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute , (x) an RFR Borrowing so long as the Adjusted Daily Effective SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Effective SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark

Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Loan of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Loan or RFR Borrowing, as applicable into a request for a borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Effective SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Effective SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Effective SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Effective SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.
SECTION 2.15    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16    Break Funding Payments. (a) In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Term

Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert into, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of (x) the operation of Section 2.04 or (y) a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(b)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. Without duplication of Section 2.17(a) or (b) above, the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Administrative Agent shall reasonably cooperate, at no cost to the Administrative Agent or any Lender, with efforts by Borrower to recover any Taxes or Other Taxes which the Borrower reasonably believes were incorrectly or illegally imposed.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders.
(i)    The Administrative Agent or any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent or any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    the Administrative Agent and any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which the Administrative Agent becomes the Administrative Agent or such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that the Administrative Agent or such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in

Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-3 or Exhibit C-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Recipient under any Loan Document would be subject to Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or apply for or seek any refund of any Taxes for or on behalf of, the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 S. Dearborn, Floor L2, Chicago, Illinois 60603-2300, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements and accrued interest thereon than the proportion received by any other applicable Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class and participations in LC Disbursements of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the

Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) [funding letter of credit participations], Section 2.06(e) [funding ABR loan to reimburse letter of credit disbursement], Section 2.07(b) [agent loan pre-funding], Section 2.18(d) [agent pre-funding of borrower repayments] or Section 9.03(c) [lender indemnity], then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (w) any Lender requests compensation under Section 2.15, or (x) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (y) any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.02, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the

Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.20    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a) and ticking fees shall cease to accrue on the Additional Term Loan Commitment of such Defaulting Lender pursuant to Section 2.12(b);
(b)    (x) the Revolving Commitment and Revolving Credit Exposure and (y) the Additional Term Loan Exposure and Additional Term Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or applicable Required Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)    if any LC Exposure exists at the time such Lender that is a Revolving Lender becomes a Defaulting Lender then:
(i)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure not so reallocated or cash collateralized shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender that is a Revolving Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and L/C Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.
SECTION 2.21    Extension of Maturity Dates.
(a)    The Borrower shall have two (2) options (which shall be binding on the Revolving Lenders), exercisable by written notice to the Administrative Agent (which shall promptly notify each of the Revolving Lenders) given no more than 180 days nor less than 30 days prior to the then Revolving Maturity Date (the date of such written notice, the “Revolving Notice Date”), to extend the Revolving Maturity Date to a date that is six (6) months following the Revolving Maturity Date in effect immediately prior to giving effect to such extension. Upon delivery of such notice, the Revolving Maturity Date shall be so extended so long as the following conditions are satisfied for each extension: (i) no Default or Event of Default has occurred and is continuing as of the Revolving Notice Date; (ii) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of the Revolving Notice Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (iii) the Borrower shall have paid an extension fee equal to 0.0725% of the aggregate outstanding amount of the Revolving Commitments (to the Administrative Agent for the ratable benefit of the Revolving Lenders) for each extension, determined and payable as of the Revolving Notice Date.
(b)    The Borrower shall have two (2) options (which shall be binding on the Initial Term Loan Lenders), exercisable by written notice to the Administrative Agent (which shall promptly notify each of the Initial Term Loan Lenders) given no more than 180 days nor less than 30 days prior to the then Initial Term Loan Maturity Date (the date of such written notice, the “Initial Term Loan Notice Date”), to extend the Initial Term Loan Maturity Date to a date that is six (6) months following the Initial Term Loan Maturity Date in effect immediately prior to giving effect to such extension. Upon delivery of such notice, the Initial Term Loan Maturity Date shall be so extended so long as the following conditions are satisfied for each extension: (i) no Default or Event of Default has occurred and is continuing as of the Initial Term Loan Notice Date; (ii) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of the Initial Term Loan Notice Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (iii) the Borrower shall have paid an extension fee equal to 0.0725% of the aggregate outstanding principal amount of the Initial Term Loans (to the Administrative Agent for the ratable benefit of the Initial Term Loan Lenders) for each extension, determined and payable as of the Initial Term Loan Notice Date.
(c)    The Borrower shall have two (2) options (which shall be binding on the Additional Term Loan Lenders), exercisable by written notice to the Administrative Agent (which shall promptly notify each of the Additional Term Loan Lenders) given no more than 180 days nor less than 30 days prior to the then Additional Term Loan Maturity Date (the date of such written notice, the “Additional Term Loan Notice Date”), to extend the Additional Term Loan Maturity Date to a date that is six (6) months following the Additional Term Loan Maturity Date in effect immediately prior to giving effect to such extension. Upon delivery of such notice, the Additional Term Loan Maturity Date shall be so extended so long as the following conditions are satisfied for each extension: (i) no Default or Event of Default has occurred and is continuing as of the Additional Term Loan Notice Date; (ii) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of the Additional Term Loan Notice Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (iii) the Borrower shall have paid an extension fee equal to 0.0725% of the aggregate outstanding principal amount of the Additional Term Loans (to the Administrative Agent for the ratable benefit of the Additional Term Loan Lenders) for each extension, determined and payable as of the Additional Term Loan Notice Date.
SECTION 2.22    Sustainability Targets.
The parties hereto acknowledge that the Sustainability Targets have not been determined and agreed as of the date of this Agreement. The Borrower may, at any time after the Effective Date but prior to the one year anniversary of the Closing Date (the “ESG Amendment Deadline”), submit a request in writing to the Administrative Agent that this Agreement be amended to include the Sustainability Targets and other related provisions (including without limitation those provisions described in this Section 2.22), to be mutually agreed among the Borrower, the Administrative Agent, the Sustainability Structuring Agent and the Required Lenders in accordance with this Section 2.22 (and notwithstanding anything to the contrary in Section 9.02) (such amendment, the “ESG Amendment”); provided that upon the written request of the Borrower to the Administrative Agent prior to the ESG Amendment Deadline, the ESG Amendment Deadline may be extended for an additional six (6) months so long as the Administrative Agent has not received, by 5:00 p.m (New York City time) on the fifth (5th)

Business Day after the date on which the Administrative Agent has provided such extension request to the Lenders, written notice of objection to such extension request from Lenders comprising the Required Lenders. Such ESG Amendment request shall be accompanied by the proposed Sustainability Targets as prepared by the Borrower in consultation with the Sustainability Structuring Agent. The proposed ESG Amendment shall also include the ESG Pricing Provisions (defined below). Nothing in this Agreement shall require the Borrower to provide any reports with respect to Sustainability Targets prior to the effectiveness of an ESG Amendment.
(a)    The Administrative Agent, the Sustainability Structuring Agent, the Required Lenders and the Borrower shall in good faith enter into discussions to reach an agreement in respect of the proposed Sustainability Targets, and any proposed incentives and penalties for compliance and noncompliance, respectively, with the Sustainability Targets, including any adjustments to the Applicable Rate (and/or Commitment Fee Rate) (such provisions, collectively, the “ESG Pricing Provisions”); provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease or an increase of more than (a) 0.015% in the Commitment Fee Rate and/or (b) 0.05% in the Term Benchmark/RFR – Applicable Rate or the ABR – Applicable Rate set forth in the definition of “Applicable Rate” during any calendar year, which pricing adjustments shall be applied in accordance with the terms as further described in the ESG Pricing Provisions; provided that (i) in no event shall any of the Term Benchmark/RFR – Applicable Rate, the ABR – Applicable Rate or the Commitment Fee Rate be less than 0% at any time, and (ii) for the avoidance of doubt, such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. The ESG Amendment (including the ESG Pricing Provisions) will become effective once the Borrower, the Administrative Agent and the Required Lenders have executed the ESG Amendment. The Borrower agrees and confirms that the ESG Pricing Provisions shall follow the Sustainability Linked Loan Principles, as published in May 2021, and as may be updated, revised or amended from time to time by the Loan Market Association and the Loan Syndications & Trading Association.
(b)    Following the effectiveness of the ESG Amendment, any amendment or other modification to the ESG Pricing Provisions which does not have the effect of reducing the Term Benchmark/RFR – Applicable Rate, the ABR – Applicable Rate or the Commitment Fee Rate to a level not otherwise permitted by this Section 2.22 shall be subject only to the consent of the Required Lenders.
As used in this Section 2.22, “Sustainability Targets” means specified key performance indicators with respect to certain environmental, social and governance targets of the Borrower and its Subsidiaries.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:

SECTION 3.01    Organization; Powers. (i) Each of the Company and the Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to own or lease its properties and to carry on its business as now conducted and, (ii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (A) each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its properties and to carry on its business as now conducted and (B) each of the Company, the Borrower and each Subsidiary is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02    Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. Each of this Agreement and the other Loan Documents to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company, the Borrower or any of its Subsidiaries or any order judgment or decree of any Governmental Authority, in each case to the extent such violation of applicable law or regulation or such violation of the charter, by-laws or other organizational documents of a Subsidiary could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company, the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company, the Borrower or any of its Subsidiaries, in each case to the extent that such violation or default could reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Company, the Borrower or any of its Subsidiaries (other than Liens arising under the Loan Documents).
SECTION 3.04    Financial Condition; No Material Adverse Effect.
(a)    The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Company and its subsidiaries (i) as of and for the fiscal year ended December 31, 2023, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2024, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since June 30, 2024, no event, development or circumstance has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.
SECTION 3.05    Properties.
(a)    Each of the Company, the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Permitted Encumbrances, Liens permitted by Section 6.02, or minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Each of the Real Estate Assets included as Unencumbered Properties for purposes of this Agreement satisfies the requirements for an Unencumbered Property set forth in the definition thereof. As of the Effective Date, Schedule 3.05 sets forth a list of each Unencumbered Property and whether such Unencumbered Property is subject to an Eligible Ground Lease.
(b)    Each of the Company, the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company, the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Company, the Borrower or any of its Subsidiaries (i) that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions. As of the date of this Agreement, the Company, the Borrower and its Subsidiaries have no material Contingent Obligations that are not disclosed in the financial statements referred to in Section 3.04 or listed as a Disclosed Matter.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company, the Borrower or any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)    Since the date of this Agreement to the knowledge of the Borrower, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements. Each of the Company, the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
SECTION 3.08    Investment Company Status. None of the Company, the Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09    Taxes. Each of the Company, the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10    ERISA. As of the date of this Agreement, none of the Company or any of its subsidiaries or any of their respective ERISA Affiliates (i) maintains, contributes to or has any obligation with respect to, or during the preceding five plan years has maintained, contributed to or had any obligation with respect to, any Plan or (ii) with respect to a Plan, has any liability to the PBGC, the Internal Revenue Service or any trust established under Title IV of ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11    Disclosure. As of the Effective Date, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished) when so furnished or delivered contained any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information and forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections as to future events and forward looking statements are not viewed as facts and that the actual results may vary from such projections or forward looking statements and such variances may be material.
SECTION 3.12    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, the Borrower, any Subsidiary or, to the knowledge of the Company or the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Company, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction will violate any Anti-Corruption Law or applicable Sanctions. Neither the making of the Loans nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act.
SECTION 3.13    Federal Reserve Board Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X of the Federal Reserve Board. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined for any purpose which violates, or which would be inconsistent with, the provisions of, any applicable laws or regulations of any Governmental Authority (including, without limitation, the Regulations of the Federal Reserve Board).
SECTION 3.14    Subsidiaries. As of the Effective Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each Subsidiary (other than Excluded Subsidiaries) and material Investment Affiliate of the Borrower and (b) except as disclosed on Schedule 3.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Borrower or any Subsidiary in any Subsidiary or Investment Affiliate.
SECTION 3.15    Solvency. The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Loans and Obligations being incurred in connection herewith will be, Solvent.
SECTION 3.16    REIT Status. The Company is organized and operating as a REIT.
SECTION 3.17    Insurance. The Company, the Borrower and its Subsidiaries maintain (either directly or indirectly by causing its tenants to maintain) insurance on their material real estate assets with financially sound and reputable insurance companies (or through self-insurance provisions), in such amounts, with such deductibles and covering such properties and risks as is prudent in the reasonable business judgment of the Borrower.
SECTION 3.18    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
ARTICLE IV

CONDITIONS
SECTION 4.01    Effective Date. The effectiveness of this Agreement, and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement (or an acknowledgment, in the case of an Exiting Lender (as defined in Section 9.20)) and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which, subject to Section 9.05(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) that such party has signed a counterpart of this Agreement (or an acknowledgment, in the case of an Exiting Lender (as defined in Section 9.20)) or such Loan Document.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP, counsel for the Borrower and the other Loan Parties and Venable LLP, special Maryland counsel to the Borrower, in each case, in form and substance reasonably acceptable to the Administrative Agent and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received the following items from the Borrower:
(i)    Certificates of good standing for each Loan Party from the states of organization of such Loan Party, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Effective Date;
(ii)    Copies of the formation documents of each Loan Party certified by an officer of such Loan Party, together with all amendments thereto;
(iii)    Incumbency certificates, executed by officers of each Loan Party, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of such Loan Party (and to make borrowings and request other extensions of credit hereunder on behalf of the Borrower, in the case of the Borrower), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
(iv)    Copies, certified by a Secretary or an Assistant Secretary of each Loan Party of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Transactions, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the other Loan Parties;
(v)    The most recent annual audited and quarterly unaudited financial statements of the Company and its subsidiaries;
(vi)    UCC financing statement, judgment, and tax lien searches with respect to the Borrower and the Company from its state of organization;
(vii)    If a Borrowing is to be made on the Effective Date, written money transfer instructions in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and signed by an officer of the Borrower, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
(viii)    Compliance certificate substantially in the form of Exhibit E, executed by a Financial Officer of the Borrower, demonstrating compliance with the financial covenants set forth in Section 6.12 on a pro-forma basis as of the Effective Date based on the financial statements for the fiscal quarter ended June 30, 2024 and after giving effect to the Transactions (assuming a borrowing of all amounts intended to be borrowed on the Effective Date and the application of proceeds of such borrowings to the repayment of Indebtedness intended to be repaid therefrom); and
(ix)    A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(d)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced on or before the date hereof, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(e)    The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender at least five (5) Business Days prior to the date of this Agreement that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on November 30, 2024 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of such earlier date).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit shall have expired or terminated or been cancelled, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (who shall make the same available to the Lenders promptly following receipt):

(a)    within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, commencing with the fiscal quarter ended September 30, 2024, its unaudited consolidated balance sheet and related unaudited statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (if applicable), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    subject to Section 9.14, the Company further agrees to clearly label the financial statements described in clauses (a) and (b) (collectively, “Financial Statements”) with a notice stating: “Confidential Financial Statements to be Provided to All Lenders, Including Public-Siders” before delivering them to the Administrative Agent;
(d)    concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate in the form attached hereto as Exhibit E signed by a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, together with any updates to Schedules EGL, ES and 3.05 and financial reporting to support the financial covenant calculations and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; provided, that any statements, reports, notices, press releases or other information referred to in this Section 5.01(e) that are either (x) filed with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority and publicly available or (y) available to the public on the Company’s web site shall be deemed delivered to the Administrative Agent hereunder; and
(f)    promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (if applicable).
SECTION 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000; and
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business; REIT Status; Stock Listing. The Borrower will, and will cause the Company and each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises except in cases (other than the maintenance of the legal existence of any Loan Party) where failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. The Borrower shall cause the Company to maintain its REIT status under the Code. The Borrower shall cause the common Equity Interests of the Company to at all times be listed for trading on the New York Stock Exchange or another nationally-recognized stock exchange. The Borrower shall cause the Company to own substantially all of its properties and assets and conduct substantially all of its business activities through the Borrower and its Subsidiaries.

SECTION 5.04    Payment of Obligations. The Borrower will, and will cause the Company and each of its Subsidiaries to, pay its obligations (other than its obligations with respect to Indebtedness), including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties; Insurance. The Borrower will, and will cause the Company and each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance (including through self-insurance) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06    Books and Records; Inspection Rights. The Borrower will, and will cause the Company and each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause the Company and each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (which shall make such request through, coordinate any such visit with, and be accompanied by, the Administrative Agent) to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or its representatives shall be afforded the opportunity to participate in any discussions with its executive officers and independent accountants) all at such reasonable times during normal business hours and upon reasonable prior notice and, in the case of the Administrative Agent (and any Lender in accordance with Section 9.03 if an Event of Default exists), at the expense of the Borrower, but absent an Event of Default, not more frequently than twice each calendar year.
SECTION 5.07    Compliance with Laws. The Borrower will, and will cause the Company and each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08    Use of Proceeds and Letters of Credit. The proceeds of (i) the Initial Term Loans will be used to refinance the term loans under the Existing Credit Agreement in a cashless roll transaction, (ii) the Additional Term Loans will be used to repay a portion of the Borrower’s outstanding senior debt securities or other indebtedness and to pay related fees and expenses and (iii) the Loans (other than the Initial Term Loans and the Additional Term Loans used to repay a portion of the Borrower’s outstanding senior debt securities or other indebtedness) will be used only for, and the Letters of Credit will be issued only to support, working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, including any transaction not prohibited by any Loan Document (including repayment of existing Indebtedness); provided that the proceeds of the Revolving Loans may not be used to prepay the Term Loans. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09    Accuracy of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.
SECTION 5.10    Notices of Asset Sales, Encumbrances or Dispositions. The Borrower shall deliver to the Administrative Agent and the Lenders written notice not less than ten (10) Business Days after (x) an encumbrance with a Lien on any Unencumbered Property to secure Indebtedness in excess of $25,000,000 or (y) the sale or other transfer of any Unencumbered Property or any other Real Estate Asset, in each case for consideration in excess of $25,000,000. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent (A) a certificate of an Authorized Officer of the Borrower certifying that both at the time of and immediately after giving effect to any such encumbrance, sale or transfer, no Default or Event of Default has occurred and is continuing and (B) an updated schedule of all Unencumbered Properties.
To the extent such proposed transaction would result in a Default or an Event of Default, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that no Default or Event of Default would exist.

If such proposed transaction is permitted hereunder, upon request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, take all such action reasonably requested by the Borrower to release the guarantee obligations under the Subsidiary Guaranty of any Subsidiary that owns or ground-leases the Real Estate Asset being sold, encumbered or transferred.
SECTION 5.11    Additional Guarantors; Additional Unencumbered Properties; Further Assurances.
(a)    Additional Guarantors. Unless such Subsidiary is not required to become a Subsidiary Guarantor pursuant to Section 5.12, with respect to any new Material Subsidiary created or acquired after the Effective Date (which, for the purposes of this paragraph (a), shall include any existing Material Subsidiary that ceases to be an Excluded Subsidiary), within the time period required by Section 5.11(c) below, cause such new Material Subsidiary (A) to become a party to the Subsidiary Guaranty and (B) to deliver to the Administrative Agent such items with respect to such new Material Subsidiary (in any event no more onerous than the items that were delivered by each Subsidiary Guarantor on or prior to the Effective Date pursuant to Section 4.01) as the Administrative Agent may reasonably request.
(b)    Additional Unencumbered Properties. Upon the addition of any new Real Estate Asset as an Unencumbered Property after the Effective Date, within the time period required by Section 5.11(c) below, the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such Real Estate Asset satisfies the eligibility criteria set forth in the definition of “Unencumbered Property”.
(c)    Time Period. The Borrower shall deliver the items described in and required by clauses (a) and (b) above on or before the fifteenth (15th) day of the month following the month in which such Subsidiary Guarantor or Unencumbered Property was created, acquired or added (or such later date to which the Administrative Agent may agree). Thereafter, the Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out the Transactions.
(d)    Pari Passu Lien Requirement. To the extent that any Loan Party grants or maintains a Lien (other than Permitted Encumbrances) on any assets (other than any Real Estate Asset that does not constitute an Unencumbered Property) of such Loan Party to secure any other Indebtedness (including guarantees) pursuant to any debt capital markets transaction (other than convertible debt securities), including notes or revolving credit or term loan facilities, in an aggregate principal amount of $150,000,000 or more, such Loan Party shall contemporaneously grant and maintain a Lien on such assets to secure the Obligations on an equal and ratable basis (pursuant to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent) with such other Indebtedness so secured until such time as such other Indebtedness is no longer secured by a Lien.

SECTION 5.12    Releases of Guaranties.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02) to take any action requested by the Borrower having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.02 or (ii) under the circumstances described in paragraphs (b) and (c) below.
(b)    At such time as the Loans and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Guarantors shall be released from their obligations under the Guaranties (other than those expressly stated to survive such termination), all without delivery of any instrument or performance of any act by any Person.
(c)    If the Company achieves one (1) Investment Grade Rating, the Subsidiary Guarantors shall be released from their obligations under the Subsidiary Guaranty (other than those expressly stated to survive such termination) and the Material Subsidiaries shall not be required to provide a Subsidiary Guaranty, except that any Material Subsidiary that is liable for any Recourse Indebtedness (whether secured or unsecured, and including any guarantee obligations in respect of indentures or otherwise) shall nonetheless be required to be a Subsidiary Guarantor and to provide a Subsidiary Guaranty for any Real Estate Asset of such Subsidiary Guarantor to be treated as an Unencumbered Property for purposes of this Agreement. In addition, if any Subsidiary Guarantor no longer meets the definition of “Material Subsidiary” (including as a result of any Unencumbered Property ceasing to meet all of the criteria required to constitute an Unencumbered Property, other than in a transaction not permitted by this Agreement), upon the request of the Borrower and so long as no Default shall have occurred and be continuing or would result therefrom, such Subsidiary shall be released from its obligations under the Subsidiary Guaranty (other than those expressly stated to survive such termination).
ARTICLE VI

NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit shall have expired or terminated or been cancelled, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Indebtedness. The Borrower will not, and will not permit the Company or any Subsidiary to, create, incur, assume or permit to exist any Indebtedness that will cause a breach of the financial covenants set forth in Section 6.12.

SECTION 6.02    Liens. The Borrower will not, and will not permit the Company or any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)    Permitted Encumbrances;
(b)    Liens securing Secured Indebtedness, the incurrence of which will not cause a breach of the financial covenants set forth in Section 6.12;
(c)    other Liens on a property which is not an Unencumbered Property, so long as such Liens would not constitute or result in a Default or an Event of Default under this Agreement; and
(d)    other Liens in existence on the Effective Date that do not affect the Unencumbered Properties and are listed on Schedule 6.02.
Notwithstanding the foregoing provisions of this Section 6.02, the failure of any Unencumbered Property to comply with the requirements set forth in the definition of “Unencumbered Property” shall result in such Unencumbered Property’s no longer qualifying as Unencumbered Property under this Agreement, but such disqualification shall not by itself constitute a Default or Event of Default, unless such non-qualification otherwise constitutes or results in a Default or Event of Default.
SECTION 6.03    Fundamental Changes; Changes in Business; Asset Sales.
(a)    The Borrower will not, and will not permit the Company or any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (including all or substantially all of the Equity Interests in any of its Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (and subject to compliance with Section 5.11(a) as applicable) (i) any Person may merge into the Company or the Borrower in a transaction in which the Company or the Borrower is the surviving entity, (ii) any Person (other than the Company or the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve or merge into, or sell, transfer, lease or otherwise dispose of its assets to another Person and (v) the Borrower and/or the Company may sell, transfer or otherwise dispose of the Equity Interests in any of its Subsidiaries if (x) the Borrower determines in good faith that such sale, transfer, liquidation, dissolution, merger or disposition is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto.

(b)    The Borrower will not, and will not permit the Company or any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company, the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
(c)    The Borrower will not, and will not permit the Company or any Subsidiary to, sell, transfer or otherwise dispose of any asset unless the Borrower complies with Section 5.10 to the extent applicable, and after giving effect thereto the Borrower is in compliance with the financial covenants set forth in Section 6.12 and no Default or Event of Default exists or would result therefrom.
SECTION 6.04    [Reserved].
SECTION 6.05    Swap Agreements. The Borrower will not, and will not permit the Company or any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company, the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
SECTION 6.06    Restricted Payments. If a Default or an Event of Default has occurred and is continuing, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except the Borrower may make Restricted Payments to its partners pursuant to the terms of the Fourth Amended and Restated Agreement of Limited Partnership of the Borrower which result in distributions to the Company for any fiscal year in an amount equal to the amount required to be distributed by the Company to its shareholders with respect to such fiscal year or pursuant to Section 858 or 860 of the Code in order to maintain REIT status of the Company and avoid the payment of federal income or excise tax.
SECTION 6.07    Transactions with Affiliates. The Borrower will not, and will not permit the Company or any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower, the Company and their respective Wholly-Owned Subsidiaries not involving any other Affiliate, (c) payment of compensation and benefits arising out of employment and consulting relationships in the ordinary course of business (including, without limitation, conversions of such compensation and benefits to equity under the terms of any long term incentive plan) and (d) any Restricted Payment permitted by Section 6.06.
SECTION 6.08    [Reserved]

SECTION 6.09    Sale and Leaseback. The Borrower will not, and will not permit the Company or any Subsidiary to, enter into any arrangement, directly or indirectly, whereby the Company, the Borrower or such Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Company, the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, except to the extent that such sale is otherwise permitted by this Agreement and the obligations under such lease, if treated as Indebtedness, would not result in the occurrence of a Default or an Event of Default.
SECTION 6.10    Changes in Fiscal Periods. Unless required by law, regulation or order of Governmental Authority, the Borrower will not (i) permit the fiscal years of the Company, and the Borrower and its Subsidiaries to end on a day other than December 31 or (ii) change the Company’s, the Borrower’s or its Subsidiaries’ method of determining fiscal quarters; provided that if such change is required by such law, regulation or order, the Borrower shall give the Administrative Agent prior written notice of such change.
SECTION 6.11    Payments and Modifications of Subordinate Debt. The Borrower will not, and will not permit the Company or any Subsidiary to, make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (whether scheduled or voluntary) with respect to principal or interest on any Indebtedness which is subordinate to the Obligations if such action would violate the subordination terms applicable to such Indebtedness.
SECTION 6.12    Financial Covenants. As of the end of any fiscal quarter of the Borrower, the Borrower will not permit:
(a)    Leverage Ratio. The ratio of Total Indebtedness as of such date to Consolidated EBITDA for the period of four (4) consecutive quarters then ended (the “Leverage Ratio”) to exceed 7.25 to 1.0.
(b)    Secured Leverage Ratio. The ratio of the aggregate amount of all Secured Indebtedness to Total Asset Value to exceed 45%.
(c)    Recourse Secured Leverage Ratio. The ratio of the aggregate amount of all Recourse Secured Indebtedness to Total Asset Value to exceed 10%.
(d)    Fixed Charge Coverage Ratio. For any period of four consecutive fiscal quarters of the Borrower then ended, the ratio of Consolidated EBITDA for such period to Consolidated Fixed Charges for such period to be less than 1.50 to 1.0.
(e)    Consolidated Tangible Net Worth. Consolidated Tangible Net Worth to be less than the sum of (i) $1,765,080,621 plus (ii) 75% of net cash proceeds from issuances of Equity Interests by the Company, the Borrower and their Subsidiaries to third parties after June 30, 2024.

(f)    Unsecured Interest Coverage Ratio. The ratio of Unencumbered Adjusted Net Operating Income for any period of four consecutive fiscal quarters of the Company then ended to Unsecured Interest Expense for such period to be less than 2.0 to 1.0.
(g)    [reserved].
(h)    Unencumbered Leverage Ratio. The ratio of the aggregate amount of all Unsecured Indebtedness to Unencumbered Asset Value as of the end of the four consecutive fiscal quarter period of the Company then ended to exceed 60%; provided that such ratio may exceed 60% following a Major Acquisition so long as (A) such ratio does not exceed 60% as of the end of more than four (4) consecutive fiscal quarters following such Major Acquisition (including the quarter in which such Major Acquisition occurs) and (B) such ratio does not exceed 65% as of any such date of determination.
ARTICLE VII

EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
(c)    any representation or warranty made or deemed made by or on behalf of the Company, the Borrower or any Subsidiary in or in connection with this Agreement and the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s existence), Section 5.08, Section 5.11(d), or in Article VI;
(e)    the Company, the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the

Administrative Agent to the Borrower (which notice will be given at the request of any Lender); provided, however, that if any such default (other than a failure to comply with Section 5.01(a), (b) or (d)) is capable of being cured but cannot by its nature be cured within such thirty (30) day grace period and so long as the Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute such cure to completion, the Borrower shall have an additional period, not to exceed an additional thirty (30) days, to cure such default; in no event, however, is the foregoing intended to effect an extension of the Maturity Date;
(f)    the Company, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after the expiration of the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness);
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a voluntary refinancing of such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Company, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Company, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not issued a notice denying coverage thereof or to the extent not indemnified by Inland American Real Estate Trust Inc. (or its successors(s)) after Inland American Real Estate Trust, Inc. (or its successor(s)) has been notified of such judgment or order) in an aggregate amount in excess of $100,000,000 shall be rendered against the Company, the Borrower, any Wholly-Owned Subsidiary of the Borrower or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company, the Borrower or any such Subsidiary to enforce any such judgment, which action is not stayed or bonded pending appeal;
(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company, the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000,000;
(m)    the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party (except for release of a Subsidiary Guarantor pursuant to Section 5.12) or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, a Guaranty or any other Loan Document; or this Agreement, a Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof); or
(n)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower provide cash collateral as required in Section 2.06(j); and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:
(a)    First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;
(b)    Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;
(c)    Third, to pay interest then due and payable on the Loans and unreimbursed LC Disbursements ratably;
(d)    Fourth, to prepay principal on the Loans, unreimbursed LC Disbursements and obligations under Specified Swap Agreements ratably;
(e)    Fifth, to pay an amount to the Administrative Agent equal to one hundred two percent (102%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unreimbursed LC Disbursements, to be held as cash collateral for such Obligations;
(f)    Sixth, to payment of any amounts owing with respect to indemnification provisions of the Loan Documents;
(g)    Seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender or any Specified Swap Provider; and
(h)    Eighth, to the Borrower or whoever may be legally entitled thereto.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
SECTION 8.01    Authorization and Action.

(a)    Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    None of any Co-Syndication Agent, any Documentation Agent, the Sustainability Structuring Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of an LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2,15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
SECTION 8.02    Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03    The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders”, “Required Facility Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders or Required Facility Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
SECTION 8.04    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. In addition, if the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, or receiving notice of removal then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 8.05    Acknowledgements of Lenders and Issuing Banks.
(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing such as a claim under federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent, any Documentation Agent, the Sustainability Structuring Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent, any Documentation Agent, the Sustainability Structuring Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)    (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.05(c) shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on any Obligations.
(iv)    Each party’s obligations under this Section 8.05(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 8.06    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger ,any Co-Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, and each Joint Lead Arranger, Co-Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (1) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (2) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (3) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower or any other Loan Party, to it at c/o Xenia Hotels & Resorts, Inc., 200 South Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention of Xenia Chief Financial Officer and Xenia General Counsel (Email: financenotices@xeniareit.com; legalnotices@xeniareit.com);
(ii)    if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower;
(iii)    if to the Administrative Agent from a Lender, to JPMorgan Chase Bank, N.A., 131 S. Dearborn, Floor 4, Chicago, IL 60603, Email: cls.reb.chicago@jpmorgan.com, Attention of Ivan Lizalde, with a copy to JPMorgan Chase Bank, N.A., 383 Madison Ave, Floor 24, New York, NY, 10179, Attention: David Glenn, Email: david.glenn@jpmorgan.com;
(iv)    if to an Issuing Bank, to it at the address separately provided to the Borrower; and
(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Borrower, any Loan Party, the Administrative Agent, the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II if the Administrative Agent notifies the Borrower in writing that such notices may not be delivered using the Electronic System. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notwithstanding anything to the contrary contained herein, notices and other communications to the Administrative Agent and the Lenders hereunder by the Borrower, other than for any notices pursuant to Article II, may be delivered or furnished by posting on a commercial or governmental, third-party website such as www.sec.gov or a website sponsored or hosted by the Company or the Borrower such as www.xeniareit.com to which the Administrative Agent and each Lender have access, and such notices and other communications shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Company or Borrower posts such notices or other communications or the notices or other communications become available on a commercial or governmental website; provided that the foregoing shall not apply to any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to accept notices and other communications pursuant to these procedures; provided further, that if such notice or communication is not posted during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
Subject to the immediately preceding sentence, unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Electronic Systems.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Electronic System and the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent, any Joint Lead Arranger or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet or an Electronic System, except to the extent of the gross negligence or willful misconduct of such Agent Party as determined by a court of competent jurisdiction by final and nonappealable judgment. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
(iii)    Although the Electronic System and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Electronic System is secured through a per-deal authorization method whereby each user may access the Electronic System only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Electronic System, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Electronic System and understands and assumes the risks of such distribution.
(iv)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Electronic System shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (A) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.
(v)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Electronic System in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank or any Loan Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(e)    Approved Borrower Portal.
(i)    The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(ii)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(iii)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(iv)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(v)    Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Subject to Section 2.14(b) and (c), Section 2.22 and Section 9.02(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the written consent of the Required Lenders; provided that, notwithstanding the foregoing, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (other than in each case, additional interest accruing pursuant to Section 2.13(c)) (except that, for the avoidance of doubt, changes in the definition of Leverage Ratio or any component thereof or any other financial covenant in Section 6.12 shall only require the consent of the Required Lenders), (iii) except as provided in Section 2.21, postpone any Maturity Date or any other scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) except as expressly provided in Section 2.04(c)(v), change Section 2.18(b) or (c) or the last paragraph of Article VII in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) except as expressly provided in (and subject to the terms of) Section 2.04(c)(v), change any of the provisions of this Section or the definition of “Required Lenders” or “Required Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release the Company from its obligations under the Guaranty or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty (except as provided in Section 5.12(b) and (c)) without the written consent of each Lender; provided further that (w) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, (x) no such agreement shall amend or modify Section 2.20 without the prior written consent of the Administrative Agent and the Issuing Bank, (y) no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively, and (z) if such agreement affects the rights or obligations of Lenders of only a specific Facility (and not any other Facility), only the prior written consent of the Required Facility Lenders for such Facility shall be required.
(c)    If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. The Administrative Agent shall promptly provide a copy of any such amendment to the Lenders.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers listed on the cover page hereof and their Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower shall not be liable for the reasonable fees and expenses of more than one separate law firm (which shall be selected by the Administrative Agent and reasonably acceptable to the Required Lenders) at any one time for the Administrative Agent and the Lenders as a whole (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Administrative Agent and the Lenders as a whole); provided, further, that in the case of a conflict of interest where the Lenders affected by such conflict inform the Borrower of such conflict, the Borrower shall also be responsible for the reasonable fees and expenses of such additional counsel (which shall be reasonably acceptable to each such Lender and shall include, if necessary, local and regulatory counsel in each appropriate jurisdiction and regulatory field) as is necessary to eliminate such conflict.
(b)    The Borrower shall indemnify the Administrative Agent, the Issuing Bank, the Joint Lead Arrangers, the Sustainability Structuring Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower, its Affiliates, its creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a) or (b) of this Section 9.03 to the Administrative Agent and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. To the extent permitted by applicable law, the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Syndication Agent, any Documentation Agent any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person, a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), except to the extent such damages are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Person.
(e)    All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.
SECTION 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (1) any Revolving Commitment to an assignee that is a Revolving Lender (other than a Defaulting Lender) immediately prior to giving effect to such assignment or (2) any Term Loan Commitment or Term Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan Commitment or Term Loan.

(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of only one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts at such assignee to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f), it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment, or grant of a security interest; provided that no such pledge or assignment, or grant of a security interest, shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.
(e)    Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, at its own expense, the assigning or participating lender shall promptly use commercially reasonable efforts to cause such assignment or participation to be cancelled and unwound and any such Disqualified Institution shall fully cooperate with the Borrower and such lender and take all such action as either of them shall request to promptly cancel and unwind such assignment or participation. If such assignment or participation is not unwound or cancelled or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Electronic System, including that portion of the Electronic System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against any Indemnitee for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or, if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, in each case on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) to the extent necessary or desirable to establish, enforce or assert any claims or defenses in connection with any legal proceeding by or against the Administrative Agent, the Issuing Bank or any Lender, (g) (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, in each case subject to the other confidentiality provisions set forth in this Section (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (g) so long as such Person is not listed on such DQ List), (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Company, the Borrower, or any of their Subsidiaries or Related Parties or (iii) is independently developed by the Administrative Agent, the Issuing Bank or any Lender without use of or reference to the Information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For the purposes of this Section, “Information” means all information received from the Company, the Borrower, any Subsidiary or any of their respective Related Parties relating to the Company, the Borrower, any Subsidiary or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to such disclosure; provided that, in the case of information received from the Company, the Borrower, any Subsidiary or such Related Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
SECTION 9.13    Material Non-Public Information.
(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.14    Authorization to Distribute Certain Materials to Public-Siders.
(a)    If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Loan Parties’ respective securities while in possession of the Loan Documents.
(b)    The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.15    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.16    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Patriot Act and the Beneficial Ownership Regulation. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.
SECTION 9.17    No Advisory or Fiduciary Responsibility, Etc. (a) In connection with all aspects of this Agreement and the other Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Credit Parties and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Credit Parties and the Joint Lead Arrangers, on the other hand, (B) no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents and is responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto; (ii) (A) each Credit Party and each Joint Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Credit Party nor any

Joint Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Credit Parties and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Credit Party nor any Joint Lead Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower agrees that it will not assert any claim against any Credit Party or any Joint Lead Arranger based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.
(b)    The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)    In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
SECTION 9.18    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.19    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
As used in this Section 9.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 9.20    Transitional Arrangements.
(a)    Existing Credit Agreement Superseded. This Agreement shall amend and restate, and supersede and replace, the Existing Credit Agreement in its entirety, except as provided in this Section 9.20. On the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes and, to the extent outstanding on the Effective Date, continue to be outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations; provided however, that any of the “Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, remain outstanding and be Loans hereunder. The Lenders’ interests in such Revolving Loans and participations in Letters of Credit shall remain outstanding and be reallocated on the Effective Date in a cashless roll transaction in accordance with each Lender’s Revolving Commitments. The Lenders’ interests in such Term Loans shall remain outstanding and be reallocated on the Effective Date in a cashless roll transaction in accordance with each Lender’s Initial Term Loan Commitments. On the Effective Date, (w) the Revolving Commitments shall continue in effect, and each Person with a Revolving Commitment listed on Schedule 2.01A attached to this Agreement shall be a Revolving Lender under this Agreement with the Revolving Commitment set forth opposite its name on such Schedule 2.01A, (y) each Person with an Initial Term Loan

Commitment listed on Schedule 2.01A attached to this Agreement shall be an Initial Term Loan Lender under this Agreement with the Initial Term Loan Commitment set forth opposite its name on such Schedule 2.01A, (y) each Person listed on Schedule 2.01C attached to this Agreement shall be an Issuing Bank under this Agreement with the Letter of Credit Commitment set forth opposite its name on such Schedule 2.01C and (z) the Revolving Commitment of each Lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding Obligations owing to the Exiting Lenders will be repaid in full, and each Exiting Lender will cease to be a Lender under the Existing Credit Agreement and will not be a Lender under this Agreement.
(b)    Interest and Fees Under Existing Credit Agreement. All interest and all commitment, facility and letter of credit fees and other expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Effective Date (prorated in the case of any fractional periods), and shall be paid on the Effective Date in accordance with the method specified in the Existing Credit Agreement, as if the Existing Credit Agreement were still in effect. Notwithstanding anything herein to the contrary, each of the Lenders hereby waives any amounts that could otherwise be claimed pursuant to Section 2.16 as a result of the transactions contemplated by this Section 9.20.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

XHR LP By: XHR GP, Inc., its general partner By: Name: Taylor C. Kessel Title: Senior Vice President, General Counsel and Secretary